Exhibit 10.2

CREDIT AGREEMENT

dated as of May 23, 2019

among

TAO GROUP OPERATING LLC,

as Borrower

TAO GROUP INTERMEDIATE HOLDINGS LLC,

as Intermediate Holdings

the LENDERS party hereto,

JPMORGAN CHASE BANK, N.A. and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Bookrunners and Joint Lead Arrangers

and

JPMORGAN CHASE BANK, N.A.,

as Agent

i

Schedules:

Schedule 1.01 —	Lenders
Schedule 1.02 —	Revolving Commitments
Schedule 1.03 —	Term Loan Commitments
Schedule 1.04 —	LC Commitments
Schedule 1.05 —	Immaterial Subsidiaries
Schedule 3.06 —	Disclosed Matters
Schedule 4.03(a) —	Governmental Approvals
Schedule 4.16 —	Material Contracts
Schedule 4.17 —	Real Estate and Venues
Schedule 5.14 —	Post Closing Matters
Schedule 6.01 —	Existing Indebtedness
Schedule 6.02 —	Existing Liens
Schedule 6.05(i) —	Certain Investments
Schedule 6.05(j) —	Certain Investments
Schedule 6.08 —	Transactions with Affiliates
Schedule 6.09 —	Existing Restrictive Agreements

Exhibits:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Interest Election Request
Exhibit D-1	—	Forms of U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-2	—	Forms of U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-3	—	Forms of U.S. Tax Compliance Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-4	—	Forms of U.S. Tax Compliance Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)

v

CREDIT AGREEMENT, dated as of May 23, 2019 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among TAO GROUP OPERATING LLC, as the Borrower, TAO GROUP INTERMEDIATE HOLDINGS LLC, as Intermediate Holdings, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as the Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Accounts” has the meaning set forth in Article 9 of the UCC.

“Acquisition Agreement” means the Transaction Agreement, dated as of January 31, 2017, among MSG, TG Merger Sub, LLC, TG Rollover Holdco LLC, Parent, Intermediate Holdings, the Borrower, Tao Group Management LLC, TG Member Representative LLC, the Management Sellers (as defined therein), the Rollover Holdco Members (as defined therein), the Direct Rollover Members (as defined therein), the Group Entities (as defined therein), solely with respect to its rights and obligations under Section 2.03(b)(iv) and Article 14 thereof (other than Sections 14.03, 14.04 and 14.15 thereof, and only insofar as Article 14 thereof relates to its rights and obligations under Section 2.03(b)(iv) thereof), MSG Entertainment Holdings LLC, and solely with respect to its rights and obligations under Section 9.11 and Article 14 thereof (other than Sections 14.03, 14.04 and 14.15 thereof, and only insofar as Article 14 thereof relates to its rights and obligations under Section 9.11 thereof), MSG Parent, as the same may be amended, supplemented or otherwise modified from time to time after the date hereof (provided, that any such amendments, supplements or other modifications that are adverse to the interests of the Lenders in any material respect shall be approved by Required Lenders).

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the product of (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Fee” means the fee payable by the Borrower to the Agent pursuant to Section 2.09(b), the terms of which are set forth in the Agent Fee Letter.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any U.K. Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” or “Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent. References to Agent shall also include JPMorgan Chase Bank, N.A. acting in its capacity as “Collateral Agent” under each Security Document.

“Agent Fee Letter” means the letter agreement dated the Effective Date between the Borrower and the Agent, and as it may be further amended, supplemented or otherwise modified from time to time.

“Agent-Related Person” has the meaning given to such term in Section 9.03(d).

“Aggregate Commitments” means the sum of the Commitments of all the Lenders.

“Aggregate Exposure” means the sum of the Aggregate Revolving Exposure and the Aggregate Term Loan Exposure.

“Aggregate Revolving Commitment” means the sum of the Revolving Commitments of all the Lenders.

“Aggregate Revolving Exposure” means the sum of the Revolving Exposures of all the Lenders.

“Aggregate Term Loan Exposure” means the sum of the Term Loan Exposures of all the Lenders.

“Agreement” has the meaning given to such term in the Preamble.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Screen Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.11, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Amendment No. 1” means Amendment No. 1 to Credit Agreement, dated as of August 6, 2020, among the Borrower, Intermediate Holdings, the Lenders party thereto and the Administrative Agent.

“Amendment No. 1 Effective Date” has the meaning given to such term in Amendment No. 1, which date is August 6, 2020.

“Ancillary Document” has the meaning given to such term in Section 9.06(b).

“Annual Measurement Period” means each fiscal year of the Borrower (ending on the last Sunday of each calendar year).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Intermediate Holdings or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Commitment Fee Rate” means a rate per annum equal to 0.50%.

“Applicable Margin” means (a) from the Effective Date until the date that is two (2) Business Days after the date on which the Agent shall have received the financial statements and the related Compliance Certificate required to be delivered pursuant to Section 5.01(b) and 5.01(d) for the fiscal quarter ending on or about June 30, 2019, a percentage per annum equal to (i) 2.50% with respect to Eurocurrency Loans, and (ii) 1.50% with respect to ABR Loans; and (b) thereafter, a percentage per annum determined by reference to the Total Leverage Ratio in effect from time to time as set forth below (provided, that during the Financial Covenant Suspension Period, the Applicable Margin shall mean a percentage per annum equal to (i) 2.50% with respect to Eurocurrency Loans, and (ii) 1.50% with respect to ABR Loans):

Total Leverage Ratio	Applicable Margin for Eurocurrency Loans	Applicable Margin for ABR Loans
Greater than or equal to 3.00:1.00	3.50%	2.50%
Greater than or equal to 2:00:1.00 and less than 3:00:1.00	3.00%	2.00%
Less than 2.00:1.00	2.50%	1.50%

No change in the Applicable Margin shall be effective until two (2) Business Days after the date on which the Agent shall have received the applicable financial statements pursuant to Section 5.01(a) or (b), together with a Compliance Certificate calculating the Total Leverage Ratio pursuant to Section 5.01(d). At any time (i) the Borrower has not submitted to the Agent the applicable information as and when required under Sections 5.01(a), (b) or (d), (ii) an Event of Default under Section 7.01(h) or (i) has occurred and is continuing or (iii) any other Event of Default (other than any Event of Default under Section 7.01(d) in respect of (A) any breach of Section 6.11(a), (b) or (c) that has been cured pursuant to and in accordance with Section 6.11(f) and (B) any breach of Section 6.11(e) that has been cured pursuant to and in accordance with the two provisos to Section 6.11(e)) has occurred and is continuing, if requested by the Required Lenders (which request may be retroactive to the date of the applicable Event of Default), the Applicable Margin shall be determined as if the Total Leverage Ratio were in excess of 3.00:1.00. Without limitation of any other provision of this Agreement or any other remedy available to the Agent or Lenders under any of the Loan Documents, to the extent that any financial statements or any information contained in any Compliance Certificate delivered pursuant to Sections 5.01(a), (b) or (d) shall be incorrect in any material respect and the Borrower shall deliver to the Agent and the Lenders corrected financial statements or other corrected information in a Compliance Certificate (or otherwise), the Agent may (and at the direction of Required Lenders shall) recalculate the Applicable Margin based upon such corrected financial statements or such other corrected information, and, upon written notice thereof to the Borrower, the Loans shall bear interest based upon such recalculated Applicable Margin retroactively from the date of delivery of the erroneous financial statements or other erroneous information in question; provided that such retroactive recalculation shall apply only for the account of Lenders holding the applicable Loans at the time the applicable payment was received and shall cease to apply upon the payment in full of the Loans and the termination of this Agreement.

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure or Revolving Commitments, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitments and the denominator of which is the Aggregate Revolving Commitment (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments); provided that in the case of Section 2.17 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculation and (b) with respect to the Term Loans, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Lenders.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means JPMorgan Chase Bank, N.A. and U.S. Bank National Association, each in its capacity as a joint lead arranger and joint bookrunner for the credit facilities provided for herein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Agent, in substantially the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Agent.

“Auto-Extension Letter of Credit” has the meaning given to such term in Section 2.19(b).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as amended from time to time and any successor statute.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following with respect to such Person: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; (ii) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking of possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its property or make any general assignment for the benefit of creditors; or (iii) such Person shall admit in writing its inability to pay its debts generally as they become due (otherwise than on a purely temporary basis), or any action shall be taken by such Person in furtherance of any of the foregoing.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” means Tao Group Operating LLC, a Delaware limited liability company.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 or a conversion or continuation of a Loan in accordance with Section 2.05, which shall be, in the case of any such written request, in the form of Exhibit B or any other form approved by the Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“CapEx Annual Limit” means, for any Annual Measurement Period, $20,000,000.

“CapEx Carryover Amount” means, for any Annual Measurement Period, an amount equal to the excess, if any, of the CapEx Annual Limit over the actual amount of Consolidated Capital Expenditures made during the immediately preceding Annual Measurement Period.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person, in each case subject to Section 1.04.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as Capital Leases, and the principal amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, in each case subject to Section 1.04.

“Cash” means money, currency or a credit balance in any demand account or Deposit Account; provided, however, that notwithstanding anything to the contrary contained herein, “Cash” shall exclude any amounts that would not be considered “cash” under GAAP or “cash” as recorded on the books of the Borrower and the Restricted Parties.

“CFC” means (a) any Person that is a “controlled foreign corporation” (within the meaning of Section 957), but only if a U.S. Person that is a Loan Party or an Affiliate of a Loan Party is, with respect to such “controlled foreign corporation”, a “United States shareholder” (within the meaning of Section 951(b)) described in Section 951(a)(1); and (b) each Subsidiary of any Person described in clause (a). For purposes of this definition, all Section references are to the Code.

“CFC Holdco” means a Domestic Subsidiary substantially all of the assets of which consist, directly or indirectly, of equity of one or more Foreign Subsidiaries that are CFCs or other entities constituting CFC Holdcos.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything to the contrary herein, it is understood and agreed that any changes resulting from requests, rules, guidelines or directives (x) issued under, or in connection with, the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, for the purposes of this Agreement, be deemed to be adopted subsequent to the date hereof.

“Change of Control” means, at any time, (a) MSG Companies, taken as a whole, shall cease to beneficially own and control, directly or indirectly, at least 51% on a fully diluted basis of the economic and voting interests in the Equity Interests of Intermediate Holdings; (b) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), other than MSG Companies, taken as a whole, shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Intermediate Holdings; or (c) Intermediate Holdings shall cease to beneficially own and control directly 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of the Borrower.

“Charges” has the meaning given to such term in Section 9.13.

“Class” means (a) with respect to Lenders, each of the following classes of Lenders: (i) Lenders having Term Loan Exposure, and (ii) Lenders having Revolving Exposure and/or Revolving Commitments, and (b) with respect to Loans, each of the following classes of Loans: (i) Term Loans and (ii) Revolving Loans.

“Code” means the Internal Revenue Code of 1986, as amended, and as the same may be amended from time to time.

“Collateral” means the collateral securing the obligations of the Borrower and the other Loan Parties hereunder, as more fully described in the Security Agreement and any other Security Document, which shall not include any Excluded Property.

“Collateral Agent” means JPMorgan Chase Bank, N.A. in its capacity as collateral agent under each Security Document.

“Commitment” means any Revolving Commitment, Term Loan Commitment or Incremental Commitment.

“Commitment Fee” means the fee payable by the Borrower to the Agent, on behalf of the Lenders, pursuant to Section 2.09(a).

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 8.03, including through the Platform.

“Compliance Certificate” has the meaning set forth in Section 5.01(d).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for the Restricted Parties on a consolidated basis equal to:

(i) the sum, without duplication, in each case (other than clause (a) below) to the extent deducted in the calculation of Consolidated Net Income for such period, of the amounts for such period of:

(a) Consolidated Net Income, plus

(b) Consolidated Interest Expense, plus

(c) provisions for Taxes based on income or revenue and Permitted Tax Payments, plus

(d) total depreciation expense, plus

(e) total amortization expense, plus

(f) other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), plus

(g) the amount of non-cash management fees or similar non-cash fees payable to MSG in accordance with the Parent Organizational Agreement as in effect on the Effective Date, plus

(h) any proceeds of business interruption insurance policies actually received in cash during such period, in an amount not to exceed the income for such period that such proceeds were intended to replace, plus

(i) all non-cash losses or expenses (or minus non-cash income or gain), including, (1) non-cash adjustments resulting from the application of purchase accounting, non-cash expenses arising from grants of stock appreciation rights, stock options or restricted stock, non-cash impairment of goodwill and other long term intangible assets, unrealized non-cash losses (or minus unrealized non-cash gains) under Swap Agreements, unrealized non-cash losses (or minus unrealized non-cash gains) in such period due solely to fluctuations in currency values, but excluding any non-cash loss or expense (A) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period or (B) relating to a write-down, write off or reserve with respect to Accounts and Inventory, and (2) other such items not clearly qualifying as non-cash losses or expenses under GAAP approved by the Agent in its reasonable discretion, plus

(j) one-time, non-recurring or unusual (as determined in accordance with GAAP) expenses consisting of (1) severance costs, lease termination costs, legal, legal-related and other third-party professional fees incurred in connection with corporate restructuring, third-party professional fees (including legal fees) incurred in connection with non-ordinary course litigation (threatened or otherwise) and non-ordinary course legal settlements, settlement payments made with respect to such non-ordinary course litigation and settlements, and (2) non-ordinary course penalties and fines in an aggregate amount not to exceed $500,000 in any measurement period, provided that the aggregate amount of all such one-time, non-recurring or unusual expenses added back to Consolidated Adjusted EBITDA pursuant to this clause (j) shall not exceed $5,000,000 in any measurement period, plus

(k) any other adjustment from time to time expressly approved in writing by the Agent and the Required Lenders,

minus (ii) the sum, without duplication, of the amounts for such period of:

(a) other non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents ordinary course accruals or a gain resulting from the reversal of an accrual or reserve for potential cash items that were deducted (and not added back) in the calculation of Consolidated Adjusted EBITDA in any prior period), plus

(b) interest income received by any Restricted Party, plus

(c) other non-operating income (as determined in accordance with GAAP) to the extent included in the calculation of Consolidated Net Income for such period, plus

(d) any TAO Group Bonus Payments made by any Restricted Party, to the extent not deducted in the calculation of Consolidated Net Income for such period or to the extent added back in the calculation of Consolidated Adjusted EBITDA for such period.

Notwithstanding the foregoing, (A) in no event shall the amount of Consolidated Adjusted Foreign EBITDA exceed twenty-five percent (25%) of the Consolidated Adjusted EBITDA of the Restricted Parties (including, for the avoidance of doubt, the Restricted Foreign Subsidiaries) in any period (and any amount of Consolidated Adjusted Foreign EBITDA which exceeds twenty-five percent (25%) of the Consolidated Adjusted EBITDA of the Restricted Parties for such period shall be disregarded for purposes of calculating Consolidated Adjusted EBITDA), and (B) the parties hereto agree that Consolidated Adjusted EBITDA for the fiscal quarter ended (I) on September 30, 2018 shall be deemed to be $3,776,454.00, (II) on December 30, 2018 shall be deemed to be $11,866,721.00, and (III) on March 31, 2019 shall be deemed to be $6,250,869.00.

“Consolidated Adjusted Foreign EBITDA” means, for any period, an amount determined for the Restricted Foreign Subsidiaries on a consolidated basis equal to the Consolidated Adjusted EBITDA generated by or attributable to the Restricted Foreign Subsidiaries, calculated in the same manner as the Consolidated Adjusted EBITDA of the Restricted Parties as a whole, except the amount of Consolidated Net Income of the Restricted Foreign Subsidiaries that is included pursuant to clause (i)(a) thereof shall be an amount, not less than zero, equal to the Consolidated Net Income of the Restricted Foreign Subsidiaries, minus the amount of net income of the Restricted Foreign Subsidiaries generated during such period that is actually distributed in cash by dividend or other distribution to a Loan Party during such period.

“Consolidated Capital Expenditures” means, for any period, the aggregate amount of all expenditures of the Restricted Parties during such period determined on a consolidated basis (net of (a) expenditures made with (i) Net Proceeds to the extent reinvested in accordance with Section 2.08(d) or (ii) proceeds of an issuance of Permitted Equity, proceeds of any capital contribution to Intermediate Holdings or proceeds of Subordinated Indebtedness, (b) expenditures to the extent financed with Capital Leases or purchase money Indebtedness permitted to be incurred by Section 6.01(e), (c) landlord contributions and tenant improvement allowances and abatements, (d) that portion of the purchase price of a Target in a Permitted Acquisition that, in accordance with GAAP, is or should be included in “purchase of property and equipment or which should otherwise be capitalized” and (e) expenditures made with cash proceeds of non-affiliated third party reimbursements received by any Restricted Party but only to the extent of such reimbursement) that, in accordance with GAAP, is or should be included in the “purchase of property and equipment or which should otherwise be capitalized” items reflected in the consolidated statement of cash flows of the Restricted Parties. For the avoidance of doubt, Landlord Financed Capital Expenditures shall not constitute Consolidated Capital Expenditures.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period based upon GAAP, excluding any paid-in-kind interest, amortization of debt discounts, premiums and deferred financing costs, and any realized or unrealized gains or losses attributable to Swap Agreements.

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Restricted Parties on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Permitted Investments.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for the Restricted Parties on a consolidated basis equal to (i) Consolidated Cash Interest Expense and (ii) scheduled payments of principal on Consolidated Total Debt (without giving effect to any reduction in such scheduled payments resulting from any voluntary or mandatory prepayment of such principal and including the principal component of scheduled payments due on Capital Leases and amortization payments with respect to the Term Loans, but excluding repayments of Revolving Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments).

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to the interest component under Capital Leases in accordance with GAAP) of the Restricted Parties on a consolidated basis with respect to all outstanding Consolidated Total Debt, including all commissions and other fees and charges owed with respect to letters of credit (other than Third Party Letters of Credit) to the extent capitalized and amortized and net costs under Swap Agreements, but excluding, however, any gain or loss recognized under GAAP that results from the mark-to-market valuation of any net obligations under any Swap Agreement.

“Consolidated Joint Venture” means, as of any date of determination, any Designated Joint Venture in which any Restricted Party holds an interest which is required under GAAP to be consolidated with the Restricted Parties.

“Consolidated Liquidity” means, for any period, an amount determined for the Restricted Parties on a consolidated basis equal to the sum of (i) unrestricted Cash and Permitted Investments of the Restricted Parties (excluding any Investments described in clause (i) of the definition of “Permitted Investments”, any LC Cash Collateral, any Cash of the Restricted Parties pledged as collateral to secure any of the Restricted Parties’

reimbursement obligations under any letter of credit and Cash or Permitted Investments held in any foreign Deposit Account or foreign Securities Account), plus (ii) (a) the Aggregate Revolving Commitment, minus (b) the Aggregate Revolving Exposure.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of the Restricted Parties and the Consolidated Joint Ventures on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) the sum of (a) to the extent included in clause (i) above, the net income (or loss) of any Person (other than any Consolidated Joint Venture) in which any Restricted Party has a joint interest with another Person (other than Intermediate Holdings, the Borrower or any of its Restricted Subsidiaries), except to the extent such net income is actually paid in cash to such Restricted Party by dividend or other distribution during such period, plus (b) to the extent included in clause (i) above, any net income of any Excluded Joint Venture that is paid in cash to the Restricted Parties by dividend or other distribution during such period, plus (c) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Party or Consolidated Joint Venture or is merged into or consolidated with any Restricted Party or that Person’s assets are acquired by any Restricted Party, plus (d) the income of any Restricted Party (other than any Loan Party) or Consolidated Joint Venture to the extent that the declaration or payment of dividends or similar distributions by that Restricted Party (other than any Loan Party) or Consolidated Joint Venture (as the case may be) of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Party (other than any Loan Party) or Consolidated Joint Venture (as the case may be), plus or minus (as applicable) (e) any gains or losses attributable to Dispositions or returned surplus assets of any Plan, plus or minus (as applicable) (f) (to the extent not included in clauses (a) through (d) above) any net gains or net losses, each of which is infrequent or unusual in nature (as determined in accordance with GAAP), reflected in the net income (or loss) of the Restricted Parties and Consolidated Joint Ventures for such period, minus (iii) to the extent included in clause (i) above, the amount of net income of any Consolidated Joint Venture actually paid in cash to any applicable Joint Venture Partner by dividend or other distribution during such period. For the avoidance of doubt, “Consolidated Net Income” shall not include any net income attributable to, or generated by, (x) any Excluded Joint Venture or (y) any Designated Joint Venture in excess of the net income of such Designated Joint Venture for such period or for any period during which such Designated Joint Venture has a net loss.

“Consolidated Senior Debt” means, as at any date of determination, Consolidated Total Debt, excluding the aggregate outstanding amount of Subordinated Indebtedness (to the extent permitted hereunder), but including Capital Leases.

“Consolidated Total Debt” means, as at any date of determination, the aggregate outstanding amount of all Indebtedness of Intermediate Holdings and its Restricted Subsidiaries and any Joint Venture Indebtedness determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Cost Savings” means cost savings as a result of integrating, consolidating or discontinuing operations, headcount reductions or closure of facilities, in each case, to the extent such actions have been taken within the applicable measurement period of Consolidated Adjusted EBITDA in accordance with the definition of “Pro Forma Basis”.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.19.

“Credit Party” means the Agent, each Issuing Bank and each Lender.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Agent, (d) has become the subject of a Bankruptcy Event or (e) has, or has a Lender Holding Company that has, become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Deposit Account” has the meaning assigned to such term in Article 9 of the UCC and includes a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by an instrument or a negotiable certificate of deposit.

“Designated Joint Venture” means, as of any date of determination, any Permitted Joint Venture in which any Restricted Party holds an interest and which has been designated by the Borrower as a Designated Joint Venture on a Compliance Certificate; provided that, as of the Effective Date, each Permitted Existing Joint Venture shall be designated as a Designated Joint Venture; provided, however, that any designation of a Permitted Joint Venture as a Designated Joint Venture by the Borrower shall be irrevocable from and after the date of such designation, and no Designated Joint Venture may be re-designated as an Excluded Joint Venture.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Financial Officer of the Borrower, setting forth such valuation, less the amount of Cash or Permitted Investments received in connection with a subsequent disposition of such Designated Non-Cash Consideration.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Person” means (a) Persons identified by name in writing to the Agent by the Borrower on or prior to the Effective Date, (b) any Person which is or becomes a direct or indirect competitor of the Borrower that is identified by name in writing to the Agent by the Borrower from time to time and (c) any Affiliate of a Person identified pursuant to clause (a) or (b) that is either (i) identified in writing by the Borrower to the Agent (who shall distribute to the Lenders) from time to time or (ii) readily identifiable by the Agent or the Lenders by name. A list of the Disqualified Persons as of the Effective Date shall promptly be made available by the Agent to all Lenders upon receipt thereof by the Agent. Upon the identification in writing by the Borrower of any additional Disqualified Person pursuant to clause (b) or (c)(i) above, the Agent shall promptly make available such updated list to Lenders; provided, that any additional Person so identified shall not be deemed a Disqualified Person until such time as such addition to such list is made available to the Lenders and no addition to such list shall apply retroactively to disqualify any Persons that have previously become Lenders or purchased a participation interest hereunder, but upon effectiveness of such designation as a “Disqualified Person”, any such Person may not acquire any additional Commitments, Loans or participations under this Agreement.

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first date on which all of the conditions to the effectiveness of this Agreement were satisfied in accordance with the terms hereof.

“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) an Issuing Bank and (e) any other Person, other than, in each case, (i) a Defaulting Lender or a Lender Holding Company thereof, (ii) the Borrower, any Subsidiary of the Borrower or any other Affiliate of the Borrower (including, for the avoidance of doubt, Intermediate Holdings and its subsidiaries), (iii) [reserved], (iv) a Disqualified Person or (v) a natural person. Notwithstanding the foregoing, the Borrower and each of the Lenders acknowledge and agree that the Agent shall not have any responsibility or obligation to ascertain, monitor or inquire as to whether any Lender or potential Lender is an Eligible Assignee, and the Agent shall have no liability with respect to any assignment or participation of Loans made, or any information made available, to any Person that is not an Eligible Assignee by any Lender in violation hereof.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (i) the environment as it relates to Hazardous Materials, (ii) preservation or reclamation of natural resources as it relates to Hazardous Materials, (iii) the management, release or threatened release of any Hazardous Material or (iv) health and safety matters as it relates to Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Intermediate Holdings or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person of whatever nature, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan or Multiemployer Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan or Multiemployer Plan under Section 4042 of ERISA; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning given to such term in Section 7.01.

“Excess Acquisition Consideration” has the meaning set forth in the definition of “Permitted Acquisition”.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Excluded Account” means, individually or collectively as the context requires, (a) any Deposit Account or Securities Account established, maintained and used solely for the purpose of funding payroll, payroll taxes and other compensation and benefits to employees, (b) any Deposit Account or Securities Account established, maintained and used solely to secure trade letters of credit to the extent permitted under this Agreement, (c) any Deposit Account (i) which is established, maintained and used solely for the purpose of paying Taxes, including sales Taxes, (ii) which is established, maintained and used solely for the purpose of serving as an escrow account or as a fiduciary or trust account in favor of a third party, (iii) which is a zero balance Deposit Account or (iv) with an average monthly balance of less than $100,000 with respect to any single Deposit Account, not to exceed $1,000,000 in the aggregate at any time for all Deposit Accounts that are Excluded Accounts pursuant to this clause (iv) and (d) any Deposit Account or Securities Account established, maintained and used solely to secure Third Party Letters of Credit to the extent permitted under this Agreement.

“Excluded Joint Venture” means any Joint Venture in which any Restricted Party holds an interest, other than any Designated Joint Venture.

“Excluded Property” means (i) any real property, (ii) motor vehicles and other assets subject to certificates of title and letter of credit rights (in each case, other than to the extent a Lien on such assets or such rights can be perfected by filing a UCC-1) and any commercial tort claim with an individual value of less than $5,000,000, (iii) pledges and security interests prohibited by applicable Law or which could require any governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received), (iv) any lease, license or other agreement to the extent that, and for so long as, a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than any Restricted Party or any wholly-owned Subsidiary thereof) after giving effect to the applicable anti-assignment provisions of Article 9 of the UCC or similar law or principles of equity, subject to the last proviso of this definition, (v) those assets as to which the Agent and the Borrower reasonably agree that the cost or other consequence of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby, (vi) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of Article 9 of the UCC or similar law, (vii) any “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, unless and until an Amendment to Allege Use or a Statement of Use under Section 1(c) or 1(d) of the Lanham Act has been filed, (viii) any Excluded Securities, (ix) any Third Party Funds, (x) any equipment or other asset that is subject to a Lien permitted by Section 6.02(d) or is otherwise subject to purchase money debt or a Capital Lease Obligation, in each case, as permitted by Section 6.01, if the contract or other agreement providing for such debt or Capital Lease Obligation prohibits or requires the consent of any person as a condition to the creation of any other security interest on such equipment or asset and, in each case, such prohibition or requirement is permitted hereunder, (xi) Excluded Accounts (but not the proceeds of any Collateral deposited in any Excluded Account which is a zero balance Deposit Account) and (xii) any other exceptions mutually agreed upon between the Borrower and the Collateral Agent (acting at the direction of the Required Lenders); provided, that the Borrower may in its sole discretion elect to exclude any property from the definition of Excluded Property and thereby include such property in the definition of Collateral; provided, further, that (A) the foregoing exclusions shall in no way be construed (1) to apply to the extent that any described limitation, prohibition or restriction is unenforceable or ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable Law (including the Bankruptcy Code), or (2) to apply to the extent that any consent or waiver has been obtained that would permit the Collateral Agent’s security interest or lien to attach thereto notwithstanding the prohibition or restriction contained in such contract, lease, permit, license, or license agreement or under applicable Law (it being agreed that the applicable Loan Party shall use commercially reasonable efforts to obtain any such required consent or waiver; provided that it is agreed that commercially reasonable efforts shall not require such Loan Party to agree to a term solely in order to obtain such consent or waiver if such term would have a financially negative impact on such Loan Party or affirmatively increase its non-monetary obligations thereunder in any material respect), (B) the Collateral shall include and the Collateral Agent’s Lien shall attach immediately at such time as the condition causing such limitation, prohibition or restriction shall be remedied and, to the extent severable, shall attach immediately to any portion of any such contract, lease, permit, license or license agreement that does not result in any violation or invalidation thereof, and (C) the foregoing exclusions shall in no way be construed to limit, impair, or otherwise affect the Collateral Agent’s continuing security interests in and liens upon any rights or interests of any Guarantor in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or Equity Interests (including any Accounts), or (2) any proceeds from the collection, sale, license, lease, or other dispositions of any such contract, lease, permit, license, license agreement, or Equity Interests.

“Excluded Securities” shall mean any of the following:

(a) any Equity Interests or Indebtedness with respect to which the Agent and the Borrower reasonably agree that the cost or other consequences of pledging such Equity Interests or Indebtedness in favor of the Secured Parties under the Security Documents are excessive in relation to the value to be afforded thereby;

(b) any voting Equity Interests of any CFC Holdco or Foreign Subsidiary (other than any Foreign Subsidiary or a CFC Holdco which becomes a Guarantor) in excess of 65% (or such greater percentage that, due to a change in law after the date hereof, (A) could not reasonably be expected to cause the undistributed earnings of such Person or any Foreign Subsidiary of such Person, as applicable, to be treated for U.S. federal income tax purposes as a deemed dividend to such CFC Holdco’s or Foreign Subsidiary’s direct or indirect U.S. owner, as applicable, and (B) could not reasonably be expected to cause any material adverse tax consequences) of the outstanding Equity Interests of such CFC Holdco or Foreign Subsidiary, as applicable, entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2));

(c) any Equity Interests or Indebtedness to the extent the pledge thereof would be prohibited by any requirement of law (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of Article 9 of the UCC or other applicable Law);

(d) any Equity Interests of any Joint Venture, to the extent (A) that a pledge thereof to secure the Obligations is prohibited by (i) any applicable organizational documents, joint venture agreement or shareholder agreement or (ii) any other contractual obligation with an unaffiliated third party not in violation of Section 6.09 and binding on such assets at the time of the acquisition thereof and not entered into in contemplation thereof (other than, in this subclause (A)(ii), customary non-assignment provisions which are ineffective under Article 9 of the UCC or other applicable requirements of law), (B) any organizational documents, joint venture agreement or shareholder agreement (or other contractual obligation referred to in subclause (A)(ii) above) prohibits such a pledge without the consent of any other party; provided, that this clause (B) shall not apply if (1) such other party is a Restricted Party or a wholly-owned Subsidiary of any Restricted Party or (2) consent has been obtained to consummate such pledge (it being agreed that the applicable Loan Party shall use commercially reasonable efforts to obtain any such required consent; provided that it is agreed that commercially reasonable efforts shall not require such Loan Party to agree to a term solely in order to obtain such consent if such term would have a financially negative impact on such Loan Party) and for so long as such prohibition in such organizational documents, joint venture agreement or shareholder agreement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Restricted Party or a wholly-owned Subsidiary of any Restricted Party) to any organizational documents, joint venture agreement or shareholder agreement governing such Equity Interest (or other contractual obligation referred to in subclause (A)(ii) above) the right to terminate its obligations thereunder (other than, in the case of other contractual obligations referred to in subclause (A)(ii), customary non-assignment provisions which are ineffective under Article 9 of the UCC or other applicable requirement of law);

(e) any Equity Interests of any Subsidiary of, or other Equity Interests owned by, any Foreign Subsidiary or a CFC Holdco (other than any Foreign Subsidiary or a CFC Holdco which becomes a Guarantor);

(f) 50% of the Capital Stock of Asia Five Eight LLC;

(g) any promissory note pledged as collateral to secure any of the Restricted Parties’ reimbursement obligations under any trade letter of credit; and

(h) any LC Collateral Note for so long as such LC Collateral Note continues to serve as collateral to secure any of the Restricted Parties’ reimbursement obligations under any Third Party Letter of Credit issued by a Third Party LC Issuer.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.16(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Credit and Guaranty Agreement, dated as of January 31, 2017 (as such agreement made be amended or modified prior to the Effective Date), by and among Intermediate Holdings, the Borrower, the Subsidiaries of the Borrower party thereto as guarantors, the lenders party thereto and Goldman Sachs Specialty Lending Group, L.P., as administrative agent and sole lead arranger thereunder.

“Existing Revolving Borrowings” has the meaning given to such term in Section 2.18(e).

“Existing Venue” means any Venue in respect of which the creation or acquisition of rights and obligations to manage or operate such Venue by the Borrower or any of its Restricted Subsidiaries has occurred on or prior to the Effective Date, whether by purchase, merger, execution of a Venue Agreement or otherwise.

“Exposure” means any Term Loan Exposure or Revolving Exposure.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Fees” means all fees payable pursuant to this Agreement or the Agent Fee Letter, including the Commitment Fee and the Administrative Fee.

“Fifth Third Accounts” means, collectively, (a) the currency processing cash management account of the Restricted Parties maintained with Fifth Third Bank with an account number ending in 2830 and (b) any depository account product with Fifth Third Bank substantially similar to such account; provided, that at any time Fifth Third Bank is not a Lender, each such Fifth Third Account shall, within 30 days (as such time period may be extended by the Agent in its reasonable discretion) of written notice by the Agent to the Borrower that Fifth Third Bank is no longer a Lender, be subject to a control agreement, in form and substance reasonably satisfactory to the Agent, executed and delivered by the applicable Restricted Party, the Agent and Fifth Third Bank.

“Financial Covenant Related Suspension Period” means the period commencing on the Amendment No. 1 Effective Date and ending on the last day of the fiscal quarter ending on December 31, 2021.

“Financial Covenant Suspension Period” means the period commencing on the last day of the fiscal quarter ending on June 30, 2020 and ending on the last day of the fiscal quarter ending on December 31, 2021.

“Financial Officer” means, with respect to any Loan Party, the president, co-president, chief financial officer, principal accounting officer, treasurer or controller of such Loan Party.

“Financing Statements” means the UCC financing statements that have been, or are to be, filed against the Loan Parties (and, as appropriate, their Subsidiaries) in order to perfect the security interest of the Collateral Agent in the Collateral granted by the Loan Parties (and, as appropriate, their Subsidiaries) to the Collateral Agent pursuant to the Loan Documents.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the only Lien to which such Collateral is subject, other than any non-consensual Lien permitted under Section 6.02.

“Fixed Charge Coverage Multiple” means, as of any date of determination, 1.25:1.00.

“Fixed Charge Coverage Ratio” means the ratio, determined on a Pro Forma Basis, as of the last day of each fiscal quarter ending after the Effective Date of (a) Consolidated Adjusted EBITDA for the four-fiscal quarter period then ending, minus the sum of (i) Consolidated Capital Expenditures paid in cash for the four-fiscal quarter period then ending, plus (ii) Taxes paid in cash during such four-fiscal quarter period then ending (including, without duplication, Permitted Tax Payments during such period), plus (iii) Restricted Payments permitted by Section 6.07 and paid in cash during the four-fiscal quarter period then ending to (b) Consolidated Fixed Charges for such four-fiscal quarter period; provided, that the parties hereto agree that items (a)(i)-(iii) and (b) above shall be deemed to be (x) for the fiscal quarter ended on September 30, 2018, $1,589,741.00, $0.00, $0.00 and $708,722.00, respectively, (y) for the fiscal quarter ended on December 30, 2018, $820,010.00, $951,000.00, $0.00 and $708,722.00, respectively, and (z) for the fiscal quarter ended on March 31, 2019, $1,029,781.00, $1,486,000.00, $0.00 and $693,315.00, respectively.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, bureau, commission, department, instrumentality, regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether foreign or domestic.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree or any other similar directive or order, of or from any Governmental Authority.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means, as at any date of determination, (a) each of Intermediate Holdings and each wholly-owned Domestic Subsidiary of Intermediate Holdings (other than the Borrower, any CFC Holdco and its Subsidiaries, any Immaterial Subsidiary and any Unrestricted Subsidiary) that is now or hereafter becomes a party to the Security Agreement, and (b) any other Subsidiary of the Borrower that may be designated by the Borrower in its sole discretion from time to time in a certificate delivered to the Agent by a Financial Officer of the Borrower to be a Guarantor in respect of the Obligations, whereupon such Subsidiary shall be obligated to comply with the other requirements of Section 5.10 as if it were a newly acquired Subsidiary.

“Guarantor Subsidiary” means each Guarantor other than Intermediate Holdings.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case of the foregoing, regulated pursuant to any Environmental Law.

“IBA” has the meaning assigned to such term in Section 1.05.

“Immaterial Subsidiary” means, at any relevant time of determination, (a) those Subsidiaries listed on Schedule 1.05 as of the Effective Date and (b) any Subsidiary of the Borrower that is identified by the Borrower as an Immaterial Subsidiary after the Effective Date on the most recently delivered Compliance Certificate pursuant to Section 5.01(c); provided, that, in the event that all Immaterial Subsidiaries, in the aggregate, (i) shall own assets (after intercompany eliminations) having a fair market value in excess of five percent (5%) of Consolidated Current Assets of the Restricted Parties or (ii) generate Consolidated Adjusted EBITDA in excess of five percent (5%) of the Consolidated Adjusted EBITDA of the Restricted Parties, in each case, as determined as of the date of the most recent financial statements delivered pursuant to Section 5.01(a) or Section 5.01(b), then, in either case, one or more of such Immaterial Subsidiaries as designated by the Borrower within ten (10) Business Days after delivery of such financial statements (or, if the Borrower shall make no designation within such period, one or more of such Immaterial Subsidiaries in descending order based on their respective amounts of Consolidated Current Assets or Consolidated Adjusted EBITDA, as applicable, as designated by the Agent) shall thereafter cease to be an Immaterial Subsidiary and shall thereupon comply with the applicable requirements of Section 5.10; provided, however, that, in no event shall any Subsidiary of the Borrower that owns any Intellectual Property or any other strategically-valuable asset, in each case, that is material to the business of the Borrower or its Restricted Subsidiaries, or any Subsidiary of the Borrower which owns Equity Interests in any Loan Party, be deemed to be an Immaterial Subsidiary.

“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate”.

“Incremental Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility

Agreement and Section 2.18, to make Revolving Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure under such Incremental Facility Agreement.

“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Agent and the Borrower, among the Borrower, the Agent and one or more Incremental Lenders, establishing Incremental Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.18.

“Incremental Lender” means a Lender with an Incremental Commitment.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable and trade debt incurred in the ordinary course of business and (ii) obligations in respect of compensation payments to personnel of such Person incurred pursuant to employment contracts entered into in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) the face amount of any trade letter of credit and any unreimbursed amounts drawn under any standby letter of credit or letter of guaranty, in each case, issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings (excluding, for the avoidance of doubt, any letters of credit or letters of guaranty to the extent undrawn) and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning given to such term in Section 9.03(c).

“Intellectual Property” has the meaning given to such term in the Security Agreement.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05, which shall be substantially in the form of Exhibit C or any other form approved by the Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, the first Business Day following the last day of each March, June, September and December and the Maturity Date and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the date one week, or one, two, three or six months thereafter, as selected by the Borrower; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Intermediate Holdings” means Tao Group Intermediate Holdings LLC, a Delaware limited liability company.

“Interpolated Screen Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Inventory” has the meaning assigned to such term in Article 9 of the UCC.

“Investment” means purchasing, holding or acquiring (including pursuant to any merger with any Person) any Equity Interest, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing), except for notes or similar debt obligations issued by a bank to whom such note or debt obligation is pledged in connection with such bank’s issuance of a letter of credit on behalf of the Borrower, of, or making or permitting to exist any loans or advances (other than commercially reasonable extensions of trade credit) to, guaranteeing any Indebtedness of, or making or permitting to exist any investment in, any other Person, or purchasing or otherwise acquiring (in one transaction or a series of transactions) any assets of any Person constituting a business unit.

“Investment Annual Limit” means, with respect to any Annual Measurement Period, $30,000,000.

“Investment Annual Total Limit” means (a) with respect to the Annual Measurement Period ending on or about December 31, 2019, the sum of (i) the Investment Annual Limit, plus (ii) an aggregate amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Restricted Parties in cash during such Annual Measurement Period in respect of any Investments in Permitted Joint Ventures, and (b) with respect to any Annual Measurement Period thereafter, the sum of (i) the Investment Annual Limit, plus (ii) the Investment Carryover Amount, if any, for such Annual Measurement Period (it being agreed that any Investment Expenditures made during such Annual Measurement Period shall be deemed to be applied first to the Investment Annual Limit for such Annual Measurement Period and second to any Investment Carryover Amount), plus (iii) an aggregate amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Restricted Parties in cash during such Annual Measurement Period in respect of any Investments in Permitted Joint Ventures.

“Investment Carryover Amount” means, with respect to any Annual Measurement Period, an amount equal to the excess, if any, of the Investment Annual Limit over the actual amount of Investment Expenditures made during the immediately preceding Annual Measurement Period.

“Investment Expenditures” means, with respect to any Annual Measurement Period, the sum (without duplication) of (a) the aggregate consideration paid for all Permitted Acquisitions during such Annual Measurement Period (net of any Excess Acquisition Consideration paid during such Annual Measurement Period), plus (b) the aggregate amount of any Investments made pursuant to Section 6.05(q) during such Annual Measurement Period.

“Investment Unrestricted Annual Limit” means, with respect to any Annual Measurement Period, $5,000,000.

“Investment Unrestricted Carryover Amount” means, with respect to any Annual Measurement Period commencing after the Annual Measurement Period ending on or about December 31, 2019, an amount equal to the excess, if any, of the Investment Unrestricted Annual Limit over the actual amount of Investments made pursuant to Section 6.05(r) during the immediately preceding Annual Measurement Period.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means JPMorgan Chase Bank, N.A. and any other Lender that agrees to act as an Issuing Bank, each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.19(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto.

“Issuing Bank Sublimit” means $5,000,000. The Issuing Bank Sublimit is part of, and not in addition to, the Revolving Commitments.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Joint Venture Indebtedness” means, as of any date of determination or any period with respect to each Designated Joint Venture, an amount equal to the product of (a) the Indebtedness of such Designated Joint Venture, multiplied by (b) the ratio of (A) the amount of net income of such Designated Joint Venture (or attributable to such Designated Joint Venture) that is included in the calculation of “Consolidated Net Income” for such period, to (B) the aggregate net income of such Designated Joint Venture for such period, determined in accordance with GAAP. For the avoidance of doubt, for any period during which a Designated Joint Venture has a net loss or has no net income that is included in the calculation of “Consolidated Net Income”, the amount of Joint Venture Indebtedness attributable to such Designated Joint Venture shall be zero for such period.

“Joint Venture Partner” means each other Person (other than any other Restricted Party) holding Equity Interests in any Joint Venture in which any Restricted Party owns any Equity Interests.

“Key Man Condition” means, with respect to any Venue Agreement, a condition therein requiring one or more specified Person(s) to remain involved in the management or operation of the applicable Venue following a transfer or assignment of such Venue Agreement (including any change of control or similar event).

“Landlord Financed Capital Expenditures” means any capital expenditures of any Restricted Party financed by the landlord (or other owner of any Venue, other than any Restricted Party) of any Restricted Party or otherwise paid for by such landlord (or such other owner) for which such Restricted Party is obligated to reimburse such landlord (or such other owner) through the capitalization of such amounts pursuant to the terms of the applicable Venue Agreement.

“Law” means, with respect to any Person, any law, constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority applicable to such Person.

“LC Cash Collateral” means Cash of the Restricted Parties pledged as collateral to secure any of the Restricted Parties’ reimbursement obligations under any Third Party Letter of Credit issued by a Third Party LC Issuer, to the extent permitted by Section 6.01(g)(ii).

“LC Collateral Note” means any promissory note issued by a Third Party LC Issuer (or an Affiliate of a Third Party LC Issuer) in favor of a Restricted Party in a principal amount not to exceed the face amount of the related Third Party Letter of Credit, which promissory note is pledged as collateral to secure any of the Restricted Parties’ reimbursement obligations under any Third Party Letter of Credit issued by such Third Party LC Issuer, to the extent both such Third Party Letter of Credit is permitted by Section 6.01(g)(ii) and such LC Collateral Note is permitted by Section 6.05(s).

“LC Commitment” means, with respect to any Issuing Bank, the aggregate face amount of Letters of Credit that such Issuing Bank has committed, in writing, to provide subject to the terms and conditions set forth in this Agreement. The LC Commitments of the Issuing Banks as of the Effective Date are as set forth on Schedule 1.04. The LC Commitments are part of, and not in addition to, the Revolving Commitments.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the LC Exposure at such time.

“Leasehold Venue” means any Venue in which the Borrower or any of its Restricted Subsidiaries shall have any leasehold interest and which is operated or managed by the Borrower or any of its Restricted Subsidiaries.

“Lender Holding Company” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender-Related Person” has the meaning given to such term in Section 9.03(b).

“Lenders” means the Persons listed on Schedule 1.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Incremental Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreement” has the meaning assigned to it in Section 2.19(b).

“Letter of Credit Expiration Date” has the meaning assigned to it in Section 2.19(b).

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Screen Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing for any Interest Period, the London interbank offered rate as administered by the IBA (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means (a) this Agreement, (b) the Security Agreement, (c) the Financing Statements, (d) any other Security Documents executed by Intermediate Holdings, the Borrower or any of its Subsidiaries, together with any other documents or instruments executed by or on behalf of Intermediate Holdings, the Borrower or any of its Subsidiaries with respect to the credit facilities provided for herein and designated as a Loan Document, (e) any agreements between the Borrower and an Issuing Bank regarding the issuance by such Issuing Bank of Letters of Credit hereunder and/or the respective rights and obligations between the Borrower and such Issuing Bank in connection thereunder and (f) the MSGE Guarantee Agreement.

“Loan Party” means, at each relevant time of determination, (i) Intermediate Holdings, (ii) the Borrower and (iii) each other Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Managed Venue” means any Venue which is operated or managed by any Restricted Party pursuant to a Venue Management Contract, pursuant to which the

Borrower or any of its Restricted Subsidiaries are entitled to payments for operating and managing such Venue without obtaining a leasehold interest in such Venue.

“Margin Regulations” means Regulation T, Regulation U and Regulation X, each as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Margin Stock” means margin stock within the meaning of the Margin Regulations.

“Master Agreement” has the meaning specified in the definition of “Swap Agreement”.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of Intermediate Holdings, the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their Obligations or (c) the material rights of or benefits available to the Lenders under this Agreement or any other Loan Document.

“Material Contract” means any contract (including any Venue Agreement) or other arrangement to which any Restricted Party is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, as each is amended, supplemented or otherwise modified from time to time. All Material Contracts as of the Effective Date are listed on Schedule 4.16.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Intermediate Holdings, the Borrower and its Subsidiaries in an aggregate principal amount exceeding $3,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Intermediate Holdings, the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Intermediate Holdings, the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means May 23, 2024.

“Maximum Rate” has the meaning given to such term in Section 9.13.

“MNPI” means material information concerning Intermediate Holdings, the Borrower, any Subsidiary or any Affiliate of any of the foregoing or their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the United States Federal securities laws. For purposes of this definition, “material information” means information concerning Intermediate Holdings, the Borrower, the Subsidiaries or any Affiliates of any of the foregoing or any of their securities that would reasonably expected to be material for purposes of the United Stated Federal and state securities laws.

“Moody’s” means Moody’s Investors Service, Inc.

“MSG” means MSG TG, LLC, a Delaware limited liability company, or any Affiliate thereof.

“MSGE Guarantee Agreement” means the Guarantee and Reserve Account Agreement, dated as of August 6, 2020, by MSG Entertainment Group, LLC in favor of the Collateral Agent.

“MSG Company” means MSG Parent, Madison Square Garden Entertainment Corp., a Delaware corporation, or any MSG Company Successor (as such term is defined in the Parent Organizational Agreement as in effect on the date hereof), or any of their respective Affiliates.

“MSG Parent” means The Madison Square Garden Company, a Delaware corporation.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction, Division or a casualty or a condemnation or similar proceeding), (A) the amount of all payments (including any premiums or penalties) required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (B) a reasonable reserve for any purchase price adjustments or indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such disposition undertaken by any Restricted Party in connection with such disposition (provided, that upon release of any such reserve, the amount released shall be considered Net Proceeds) and (iii) (A) in connection with any Prepayment Event described in clause (a) of the definition of “Prepayment Event”, the amount of any Permitted Tax Payments and income or gains taxes paid or payable by the seller, in each case, as a result of any gain recognized in connection with such Prepayment Event and (B) without duplication of clause (A), the amount of all other Taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Borrower).

“New Venue” means, as at any date of determination, any new or relocated Venue that has not yet opened to the general public or which has been open to the general public, in whole or in part, for less than twelve (12) months.

“Non-Extension Notice Date” has the meaning given to such term in Section 2.19(b).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for all purposes.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any other Loan Party of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Letter of Credit or Loan Document).

“Other Permitted Transfer Conditions” means, with respect to any Venue Agreement executed after the Effective Date, any customary and reasonable objective conditions (excluding Permitted Key Man Conditions), which objective conditions shall be reasonably consistent with any similar conditions in other similar Venue Agreements executed after the Effective Date, contained in such Venue Agreement that would have to be satisfied prior to the transfer or assignment of such Venue Agreement (including any change of control or similar event) without the consent of the landlord or other counterparty to such Venue Agreement (or consent not to be unreasonably withheld of such landlord or counterparty).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent” means TAO Group Holdings LLC, a Delaware limited liability company.

“Parent Organizational Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Parent, dated as of January 31, 2017 and as amended by Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement of Parent, dated as of the Effective Date, among, inter alios, Parent, MSG and the TAO Group Principals, as in effect on the Effective Date and as the same may be amended, restated, supplemented or otherwise modified to the extent not prohibited hereunder.

“Participant Register” has the meaning set forth in Section 9.04(c)(ii).

“Participants” has the meaning set forth in Section 9.04(c)(i).

“Patriot Act” means the USA Patriot Act of 2001.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” means any acquisition by the Borrower or any of its Restricted Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided,

(i) immediately prior to, and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom;

(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Laws and in conformity with all applicable Governmental Authorizations;

(iii) in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such Equity Interests in the nature of directors’ qualifying shares required pursuant to applicable Law) acquired or otherwise issued by the Borrower or any Restricted Subsidiary or any newly formed Subsidiary of the Borrower in connection with such acquisition shall be owned 100% by the Borrower or a Restricted Subsidiary, and the

Borrower shall have taken, or shall cause to be taken each of the actions set forth in Section 5.10 when required pursuant to the terms thereof;

(iv) on a Pro Forma Basis both before and after giving effect to such acquisition as of the last day of the fiscal quarter most recently ended prior to the date of such acquisition, (x) the Senior Leverage Ratio shall be at least 0.50:1.00 less than the then in effect Senior Leverage Multiple and (y) the Total Leverage Ratio shall be at least 0.50:1.00 less than the then in effect Total Leverage Multiple;

(v) the Borrower shall have delivered to the Agent at least five (5) Business Days prior to such proposed acquisition, (A) a Compliance Certificate evidencing compliance with clause (iv) above, together with all relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with clause (iv) above and (B) such projections and pro forma financial information regarding such acquired assets as the Agent or any Lender shall reasonably request;

(vi) any Person or assets or division as acquired in accordance herewith (y) shall be in the same, similar or related business or lines of business in which the Borrower and/or its Restricted Subsidiaries are engaged as of the Effective Date and (z) for the four quarter period most recently ended prior to the date of such acquisition, shall have generated earnings before income taxes, depreciation, and amortization during such period that shall exceed the amount of capital expenditures related to such Person or assets or division during such period (calculated in substantially the same manner as Consolidated Adjusted EBITDA and Consolidated Capital Expenditures are calculated);

(vii) the acquisition shall have been approved by the board of directors or other governing body or controlling Person of the Person acquired or the Person from whom such assets or division is acquired; and

(viii) the Investment Expenditures during any Annual Measurement Period shall not exceed the Investment Annual Total Limit; provided, that, the aggregate consideration for any acquisition may exceed the foregoing maximum amount so long as all such excess aggregate consideration (the “Excess Acquisition Consideration”) is funded with proceeds from a concurrent capital contribution to, or issuance of Permitted Equity of, Intermediate Holdings.

Notwithstanding the foregoing, during the Financial Covenant Related Suspension Period, (a) “Permitted Acquisition” shall be defined without giving effect to (i) clause (iv) above and (ii) the requirement to deliver a Compliance Certificate pursuant to clause (v) above and (b) the aggregate consideration for any Permitted Acquisition shall solely be comprised of (i) proceeds from a concurrent capital contribution to, or issuance of Permitted Equity of, Intermediate Holdings or (ii) Equity Interests issued by any direct or indirect parent company of Intermediate Holdings.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, tenders, trade contracts, government contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, return of money bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments, writs, warrants or similar processes that do not constitute an Event of Default under Section 7.01(k);

(f) easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or encumbrances incidental to the conduct of the business of such Person or to the ownership of its properties, minor survey exceptions, minor defects or irregularities in title and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Intermediate Holdings or any Restricted Subsidiary;

(g) (i) leases, licenses, subleases or sublicenses granted to third parties in the ordinary course of business (including (A) encumbrances of landlords of any leased or licensed real property and (B) licenses of patents, trademarks and other Intellectual Property) and not interfering in any material respect with the ordinary conduct of business of Intermediate Holdings or any Restricted Subsidiary, (ii) any interest or title of lessor, licensor, sublessor or sublicensor under any such leases, licenses, subleases or sublicenses, (iii) any Liens against the property of any such lessor, licensor, sublessor or sublicensor which is not a Restricted Party, or (iv) any purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(h) Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(i) Liens on specific items of inventory or other goods (other than fixed or capital assets) and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business so long as such Liens only cover the related goods;

(k) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

(l) Liens in favor of the Agent for the benefit of the Secured Parties granted pursuant to any Loan Document;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness (other than pursuant to the foregoing clause (l)).

“Permitted Equity” means Equity Interests of Intermediate Holdings issued in exchange for cash that by its terms (or by the terms of any Equity Interest into which it is convertible or for which it is exchangeable) or upon the happening of any event or otherwise, (a) does not mature and is not mandatorily redeemable, in whole or in part, or required (including at the option of the holder thereof) to be repurchased or redeemed, in whole or in part, by Intermediate Holdings, and which does not require the payment of cash dividends or distributions (other than Permitted Tax Payments), in each case, prior to the date that is at least one hundred eighty-one (181) days after the Maturity Date, (b) is not secured by the assets of any Loan Party, (c) is not convertible or exchangeable into Indebtedness of any Loan Party, (d) does not constitute Indebtedness of Intermediate Holdings or any Restricted Subsidiary, (e) does not result in a Change of Control and (f) is issued at a time and in a manner when no Event of Default then exists or would be caused thereby.

“Permitted Equity Issuances” means one or more transactions whereby Intermediate Holdings issues Permitted Equity to the holders of its Equity Interests for cash consideration, or the holders of its Equity Interests make a capital contribution in cash to Intermediate Holdings, so long as (i) all of the proceeds of such issuance or contribution are promptly contributed by Intermediate Holdings to the Borrower, (ii) such issuance does not result in a Change of Control and (iii) the proceeds of such issuance or capital contribution are promptly used by the Borrower to pay for Consolidated Capital Expenditures or pay the purchase price with respect to a Permitted Acquisition or otherwise applied in a manner not prohibited under this Agreement.

“Permitted Existing Joint Venture” means each of 632 N. Dearborn Operations, LLC, BHA Hospitality LLC, Womens Club IP, LLC, Womens Club Holdings, LLC, HCI/T OM Member LLC, 29th Street Club Brands LLC and 29th Street F&B/Hotel Brands LLC.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America);

(b) fully collateralized repurchase agreements in such amounts and with such financial institutions, as the Borrower may select from time to time;

(c) bank deposits, certificates of deposit, banker’s acceptances, money market deposit accounts and time deposits, which are issued by any Lender or by a bank organized under the laws of the United States of America, any state or territory thereof or the District of Columbia or any foreign bank;

(d) money market funds that comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940;

(e) taxable and tax-exempt municipal debt obligations with a long term minimum credit rating of “A-” by S&P and “A3” by Moody’s, or equivalent short term rating;

(f) sovereign, sovereign agency, sovereign provincial and supranational debt obligations with a minimum credit rating of “AA-” by S&P and “Aa3” by Moody’s;

(g) asset-backed securities that are collateralized by non-mortgage consumer receivables and that have a minimum credit rating of “AAA” by S&P and “Aaa” by Moody’s;

(h) United States agency and government-sponsored entity collateralized mortgage obligations with a minimum credit rating of “AAA” by S&P and “Aaa” by Moody’s; and

(i) bonds, notes and/or commercial paper outstanding at any time issued by any Person organized under the laws of any state of the United States of America, and U.S. Dollar denominated debt obligations of foreign corporations.

Such Investments will be measured as of the date the Investment is acquired with the maximum maturity of any individual investment not exceeding 24 months, and a maximum portfolio average maturity of 12 months. Such Investments will also bear at least two credit ratings, including (i) for commercial paper, minimum ratings of “A2” by S&P and “P2” by Moody’s, (ii) for longer term bonds and notes, average long-term equivalent ratings of “BBB” by S&P and “Baa” by Moody’s for the portfolio of this investment class, (iii) for repurchase agreements, bank deposits, certificates of deposit, banker’s acceptances and time deposits, a minimum rating of “BBB” by S&P and “Baa” by Moody’s is required, unless, with respect to U.S. bank deposits and U.S. certificates of deposit, the amount invested is less than $250,000. To the extent that S&P or Moody’s credit ratings for such instruments are not available, equivalent credit ratings from Fitch Ratings, Inc. are acceptable.

“Permitted Joint Venture” means (x) each Permitted Existing Joint Venture and (y) any Joint Venture in which any Loan Party holds an interest, so long as (a) the Collateral Agent, on behalf of the Secured Parties, shall have received a First Priority perfected Lien in all Equity Interests of such Joint Venture which is owned by Intermediate Holdings or any Restricted Subsidiary (or, in lieu of a First Priority perfected Lien in such Equity Interests of the Joint Venture, a First Priority perfected Lien in 100% of the Equity Interests of each Loan Party which owns an interest in such Joint Venture), (b) all Equity Interests of such Joint Venture which is owned by any Loan Party shall be free and clear of all Liens (other than a Lien to secure the Loans, if applicable, or other Liens permitted under Section 6.02 if the parenthetical in clause (a) above does not apply) and (c) there shall not exist any restriction or consent requirement on the ability of such Loan Party to transfer such Loan Party’s interest in such Joint Venture upon the exercise of the Collateral Agent’s right to acquire such interest in connection with the enforcement of the applicable pledge in favor of the Collateral Agent in accordance with the Security Agreement (other than (i) any customary purchase option, call or similar right in favor of the Joint Venture Partner that gives the Joint Venture Partner the right to purchase all of such Loan Party’s interest in such Joint Venture in connection with any sale or transfer of such Joint Venture or any interests therein and (ii) any other restrictions reasonably consistent with any similar restrictions contained, as of the Effective Date, in any joint venture documentation in respect of the Permitted Existing Joint Ventures (other than 632 N. Dearborn Operations, LLC)).

“Permitted Key Man Condition” means, with respect to any Venue Agreement executed after the Effective Date, a Key Man Condition therein that (i) may be satisfied by the continued involvement of MSG (or any other MSG Company) or (ii) allows for substitution with other Person(s) with reasonable experience in such capacity upon consent not to be unreasonably withheld of the landlord or other counterparty to such Venue Agreement.

“Permitted New Venue” means any Venue in respect of which the creation or acquisition of rights and obligations to manage or operate such Venue by the Borrower or any of its Restricted Subsidiaries has occurred after the Effective Date, whether by purchase, merger, execution of a Venue Agreement or otherwise; provided,

(i) immediately prior to, and after giving effect thereto, no Event of Default under Section 7.01(a) or (b) shall have occurred and be continuing or would result therefrom;

(ii) any such Venue Agreement (a) shall not restrict or prohibit the pledge of all of the Equity Interests of the Borrower or any of its wholly-owned Domestic Subsidiaries (other than any Unrestricted Subsidiary) or the pledge of 65% of the voting Equity Interests, and 100% of the non-voting Equity Interests, of any of the Borrower’s first-tier Restricted Foreign Subsidiaries (in each case, including the Equity Interests of the Subsidiary which is a party to such Venue Agreement to the extent such Equity Interest is required to be pledged under this Agreement or under the Security Agreement) and (b) shall contain no conditions to, or only require the satisfaction or waiver of Permitted Key Man Conditions or Other Permitted Transfer Conditions prior to, the exercise of rights and remedies by Collateral Agent with respect to such pledge of Equity Interests; and

(iii) solely with respect to any such Venue Agreement that is a Venue Lease to which any Loan Party is a party (or expected to be a party), such Venue Lease shall not restrict the Collateral Agent’s security interest in the personal property of such Loan Party that may be located at such Venue.

“Permitted Tax Payments” means, with respect to any taxable year for which the Borrower is treated as a partnership or disregarded entity for Federal income tax purposes, direct or indirect payments, including any payments by the Borrower or its Subsidiaries to Intermediate Holdings so that Intermediate Holdings can make such payments, to any direct or indirect beneficial holder of any Equity Interests of Intermediate Holdings in an amount equal to the lesser of (i) the amount required to enable such Person to pay any Tax liability arising from such Person’s status as a direct or indirect holder of Equity Interests of Intermediate Holdings or its Subsidiaries, including in accordance with the Parent Organizational Agreement and (ii) the amount equal to the product of (A) the aggregate amount determined in Section 2.1(b)(i) of the Parent Organizational Agreement as in effect on the date hereof allocable to all members of Parent but calculated taking into account only items of income, gain, loss, deduction or credit attributable to Intermediate Holdings, Borrower and their subsidiaries, and (B) 40%; provided that any such payments with respect to any taxable period may be made in quarterly installments during the course of such period using reasonable estimates of the anticipated aggregate amount of such distributions under this definition for such period, (A) with any excess of aggregate installments actually paid with respect to any such period over the amount allowable under this definition for such period reducing the amount of Permitted Tax Payments with respect to the immediately subsequent period (and, to the extent such excess is not fully absorbed in the immediately subsequent period, the following period(s)) and (B) with any excess of the amount allowable for under this definition for such period over the aggregate installments actually paid with respect to any such period increasing the amount of Permitted Tax Payments with respect to the immediately subsequent period.

“person” or “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV or Section 302 of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (ii) any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made or accrued an obligation to make contributions.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” has the meaning given to such term in Section 8.03(a).

“Prepayment Event” means:

(a) any Disposition (including pursuant to a sale and leaseback transaction, a Division or otherwise) of any property or asset of Intermediate Holdings or any Restricted Subsidiary, other than Dispositions to or with a Loan Party, resulting in the receipt by any Restricted Party of Net Proceeds in excess of $1,000,000 with respect to any one such disposition or $2,500,000 in the aggregate in any trailing twelve month period; or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Restricted Subsidiary resulting in the receipt by any Restricted Party of Net Proceeds in excess of $1,000,000 with respect to any one such event or $2,500,000 in the aggregate in any trailing twelve month period; or

(c) the incurrence by the Borrower or any Restricted Subsidiary of any Indebtedness (other than Loans), other than Indebtedness permitted under Section 6.01 or permitted by the Required Lenders pursuant to Section 9.02.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Agent) or any similar release by the Board (as determined by the Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Proceeding” means any litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any applicable jurisdiction.

“Pro Forma Acquisition Adjustments” as defined in the definition of “Pro Forma Target EBITDA”.

“Pro Forma Basis” and “pro forma effect” shall mean, as to any Person, for any event as described below (each, a “Pro Forma Event”) that occurs subsequent to the commencement of a period for which the financial effect of such event is being calculated, such calculation as will give pro forma effect to each such event as if such event occurred on the first day of the period of four fiscal quarters most recently ended on or before the occurrence of such event (the “Reference Period”):

(x) pro forma effect shall be given to any Disposition, Permitted Acquisition or other Investment, Restricted Payment, Subsidiary designation, Subsidiary Redesignation, Consolidated Capital Expenditure, incurrence of Indebtedness or any other transaction subject to calculation on a “Pro Forma Basis” as indicated in this Agreement, in each case to the extent such Pro Forma Event occurred during the Reference Period; and

(y) in making any determination on a Pro Forma Basis, the following shall apply:

(i) (A) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant Pro Forma Event and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period, (B) if any such Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the applicable calculation date had been the applicable rate for the entire Reference Period and (C) interest on any Indebtedness under a revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during the portion of the period during which the Indebtedness was outstanding,

(ii) (A) with respect to any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and with all other Subsidiary Redesignations which have occurred after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, as of the first day of the applicable Reference Period, and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively, as of the first day of the applicable Reference Period;

(iii) any Person that is an Immaterial Subsidiary or Guarantor Subsidiary on the applicable calculation date will be deemed to have been an Immaterial Subsidiary or Guarantor Subsidiary, as applicable, at all times during the Reference Period;

(iv) any Person that is not an Immaterial Subsidiary or Guarantor Subsidiary on the applicable calculation date will be deemed not to have been an Immaterial Subsidiary or Guarantor Subsidiary, as applicable, at any time during the Reference Period;

(v) any Joint Venture which is designated as a Designated Joint Venture on any Compliance Certificate will be deemed to have been a Designated Joint Venture at all times during the measurement period covered by such Compliance Certificate; and

(vi) with respect to any Disposition (including any sale of any Person), all income statement items (whether positive or negative) attributable to the property or Person disposed of in such Disposition shall be excluded.

In the event that any calculation is being performed on a Pro Forma Basis for purposes of determining whether a Pro Forma Event is permitted by any covenant hereunder, a Financial Officer of the Borrower shall have provided a written certification to the Agent setting forth a reasonably detailed statement or schedule of such calculation on a Pro Forma Basis and thereby demonstrating that such Pro Forma Event is permitted under such covenant.

Pro forma calculations made pursuant to this definition of the term “Pro Forma Basis” shall be determined in good faith by a Financial Officer of the Borrower and may include:

(I) additions to Consolidated Adjusted EBITDA in respect of the amount of Cost Savings projected by the Borrower in good faith, which Cost Savings shall be calculated on a Pro Forma Basis as though such Cost Savings had been realized on the first day of such period, net of the amount of actual benefits realized during such period from such actions; provided, that (1) a Financial Officer of the Borrower shall have provided a reasonably detailed statement or schedule of such Cost Savings to the Agent (which statement or schedule shall be in a form acceptable to the Agent, such acceptance not to be unreasonably withheld or delayed) and such Financial Officer of the Borrower shall have certified to the Agent that (A) such Cost Savings are reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from the relevant actions taken, and (B) such actions have been taken, are ongoing and the benefits resulting therefrom are anticipated by the Borrower to be realized within six (6) months of taking such actions, (2) either (x) such Cost Savings shall have been approved in writing by the Agent (acting at the direction of the Required Lenders), which approval shall be made in the Agent’s and Required Lenders’ reasonable credit judgment or (y) an independent certified public accountant of recognized national standing selected by Intermediate Holdings confirms in writing that such Cost Savings are reasonably anticipated to result from the relevant actions taken within six (6) months of taking such actions, (3) no Cost Savings shall be added to Consolidated Adjusted EBITDA for any period to the extent duplicative of any expenses or charges relating to such Cost Savings that are otherwise added back in the calculation of Consolidated Adjusted EBITDA for such period, and (4) the aggregate amount of Cost Savings added pursuant to this clause shall not exceed, when combined with any Pro Forma Acquisition Adjustments, fifteen percent (15%) of Consolidated Adjusted EBITDA (calculated before the addback of such Cost Savings and Pro Forma Acquisition Adjustments) in the aggregate for any period; provided, further, that any such projected Cost Savings that are not realized within six (6) months may no longer be added in calculating Consolidated Adjusted EBITDA; and

(II) (1) with respect to any Target owned or managed or operated by Intermediate Holdings or any Restricted Subsidiary for which the Agent has received financial statements pursuant to Section 5.01 for less than twelve (12) months, Pro Forma Target EBITDA allocated to each period prior to the acquisition or assumption of management thereof included in the trailing period for which Consolidated Adjusted EBITDA is being calculated minus (2) with respect to any Disposition consummated within the period in question, Consolidated Adjusted EBITDA (calculated before giving effect to this clause (2)) attributable to the Subsidiary, profit center, Venue or other asset which is the subject of a Disposition from the beginning of such period until the date of consummation of such Disposition.

“Pro Forma Event” as defined in the definition of “Pro Forma Basis”.

“Pro Forma Target EBITDA” means with respect to any Target, Consolidated Adjusted EBITDA for such Target for the most recent four (4) consecutive fiscal quarter periods preceding the acquisition thereof (which Consolidated Adjusted EBITDA for the Target shall be calculated using the historical audited financial statements of such Target for such period or, for any period for which audited financial statements of such Target are not available, such financial statements which are certified as fairly representing, in all material respects, the financial condition of such Target for the period covered, which certification shall be signed by a Financial Officer of the Borrower), adjusted by verifiable expense reductions, including excess owner compensation, if any, calculated on a month-by-month basis, to the extent such adjustments (collectively, “Pro Forma Acquisition Adjustments”) (a) are expected to be realized within six (6) months following the acquisition of such Target and are reasonably attributable to, and reasonably expected to result from taking, actions specified during such time period, (b) shall be certified as such in a certificate of a Financial Officer of the Borrower describing such reductions in reasonable detail, (c) such adjustments shall have been either (x) approved in writing by the Agent (acting at the direction of the Required Lenders), which approval shall not be unreasonably withheld or delayed or (y) confirmed in writing by an independent certified public accountant of recognized national standing selected by Intermediate Holdings as being reasonably expected to result from taking such actions specified during such time period, (d) do not exceed, when combined with any Cost Savings for such period, fifteen percent (15%) of Consolidated Adjusted EBITDA (calculated before the addback of such Cost Savings and Pro Forma Acquisition Adjustments) in the aggregate for all Permitted Acquisitions in any period, in each case as calculated by the Borrower in accordance herewith; provided, further, that any such projected Pro Forma Acquisition Adjustments that are not realized within such six (6) month period may no longer be added in calculating Pro Forma Target EBITDA, and (e) are not duplicative of any expenses, charges or items that are otherwise added back or included in the calculation of Consolidated Adjusted EBITDA.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.19.

“Real Estate Asset” means, at any time of determination, any fee, leasehold, or license interest then owned by any Loan Party in any real property.

“Recipient” means the Agent, any Lender and any Issuing Bank, or any combination thereof (as the context requires).

“Reference Period” as defined in the definition of “Pro Forma Basis”.

“Register” has the meaning given to such term in Section 9.04(b)(iv).

“Regulation D” means Regulation D of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having or holding, without duplication, Term Loan Exposure, Revolving Exposure and undrawn Commitments representing more than 50% of the sum of (i) the Aggregate Term Loan Exposure of all Lenders; (ii) the Aggregate Revolving Exposure of all Lenders; and (iii) undrawn Commitments of all Lenders; provided that the portion of Aggregate Term Loan Exposure and the portion of Aggregate Revolving Exposure, held or deemed held by, and the undrawn Commitments of, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that at any time there are two or more non-Defaulting Lenders, in addition to the foregoing, “Required Lenders” shall require at least two non-Defaulting Lenders.

“Required Revolving Lenders” means, at any time, Revolving Lenders holding, without duplication, more than 50% of the Aggregate Revolving Commitments of all Lenders or, if the Revolving Commitments have terminated or expired, more than 50% of the Aggregate Exposure of all Lenders; provided that the undrawn Revolving Commitment of, and the portion of the Aggregate Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders; provided, further, that at any time there are two or more Revolving Lenders that are non-Defaulting Lenders, in addition to the foregoing, “Required Revolving Lenders” shall require at least two Revolving Lenders that are non-Defaulting Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any U.K. Financial Institution, a U.K. Resolution Authority.

“Restricted Foreign Subsidiary” means, at each relevant time of determination, any wholly-owned Foreign Subsidiary of the Borrower which is not a Guarantor.

“Restricted Party” means, at each relevant time of determination, Intermediate Holdings, the Borrower and each other Restricted Subsidiary.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Equity Interests of Intermediate Holdings or the Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of Equity Interests to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Equity Interests of Intermediate Holdings or the Borrower now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of Intermediate Holdings or the Borrower now or hereafter outstanding; (iv) management or similar fees payable to MSG, any MSG Company, any equity investor or any non-Loan Party Affiliate of Intermediate Holdings to the extent paid in cash (and for the avoidance of doubt, such management or similar fees shall not include the Minimum Commitment (as defined in the Parent Organizational Agreement) or any TAO Group Bonus Payments); and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness to the extent paid in cash by any Restricted Party.

“Restricted Subsidiary” means, at each relevant time of determination, the Borrower and each wholly-owned Subsidiary of the Borrower, other than any Immaterial Subsidiary or Unrestricted Subsidiary.

“Resulting Revolving Borrowings” has the meaning given to such term in Section 2.18(e).

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06, (b) increased from time to time pursuant to Section 2.18 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 1.02, or in the Assignment and Assumption or the Incremental Facility Agreement pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments as of the Effective Date is $25,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Lender” means, as of any date of determination, each Lender that has a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loans” means the Loans made pursuant to Section 2.01(a).

“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person located, organized or resident in a Sanctioned Country, (b) any Person that is the subject of any Sanctions or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” has the meaning set forth in the Security Agreement.

“Securities Account” has the meaning set forth in the Security Agreement.

“Security Agreement” means the Security Agreement, dated as of the Effective Date, among the Borrower, the Guarantors and the Agent, for the benefit of the Agent and the other Secured Parties.

“Security Documents” means the Security Agreement and such other documents or instruments as may be executed and delivered by a Restricted Party pursuant to Section 5.10 or any other Loan Document to secure its obligations hereunder.

“Senior Leverage Multiple” means, as of any date of determination (a) on or prior to December 31, 2021, 3.00:1.00, and (b) thereafter, 2.50:1.00.

“Senior Leverage Ratio” means the ratio, determined on a Pro Forma Basis, as of the last day of each fiscal quarter ending after the Effective Date (or any other date of determination) of (i) Consolidated Senior Debt as of such day, to (ii) Consolidated Adjusted EBITDA for the four-fiscal quarter period ending on such date (or if such date of determination is not the last day of a fiscal quarter, for the four-fiscal quarter period ending as of the most recently concluded fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b)).

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair market value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts, including contingent debts, as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities, including contingent debts and liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. For purposes of this definition, the amount of any contingent liability or contingent debt at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability or debt.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject with respect to the Adjusted LIBO Rate for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sub-Holdings” means Tao Group Sub-Holdings LLC, a Delaware limited liability company.

“Subordinated Indebtedness” means Indebtedness incurred by any Restricted Party pursuant to documentation which (a) is and remains at all times unsecured, (b) expressly recognizes the Obligations as “senior obligations” or a similar phrase thereunder and which is expressly subordinated to the prior payment in full and satisfaction in full in cash of the Obligations on terms and conditions reasonably satisfactory to the Agent, (c) is not guaranteed by Intermediate Holdings or any of its Subsidiaries, other than any Guarantor, (d) does not require amortization, mandatory prepayments or similar payment of principal (including AHYDO payments) prior to the date that is at least ninety-one (91) days after the Maturity Date and (e) such Indebtedness and the related governing documents shall have covenant, default and remedy provisions no more restrictive and no more onerous to the Restricted Parties than this Agreement and the other Loan Documents.

“Subsidiary” means, with respect to any Person (such Person being referred to in this definition of “Subsidiary” as the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the Equity Interests or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. References to a Subsidiary shall mean a Subsidiary of the Borrower unless the context expressly provides otherwise.

“Subsidiary Redesignation” has the meaning set forth in the definition of “Unrestricted Subsidiary”.

“Supported QFC” has the meaning assigned to it in Section 9.19.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries, if any, shall be a Swap Agreement.

“TAO Group Bonus Payments” means any bonus, earn-out or similar payment in excess of the fixed annual salary and non-cash benefits payable by any Restricted Party to any TAO Group Principal in accordance with the respective TAO Group Employment Agreements, including any bonuses or other compensation paid to any TAO Group Principal in accordance with the Bonus and Incentive Plan attached as an exhibit to the Parent Organizational Agreement, as in effect on the Effective Date and disclosed in writing to the Agent and Lenders. For the avoidance of doubt, no payments on account of any “Earn-Out Amount” (as defined in the Acquisition Agreement) shall be considered TAO Group Bonus Payments.

“TAO Group Employment Agreements” means each employment, consulting, management or similar agreement entered into between the Borrower and each of the TAO Group Principals on or before January 31, 2017, as each of the same may be amended, restated, supplemented or otherwise modified from time to time with the prior written consent of the Agent (acting at the direction of the Required Lenders), such consent not to be unreasonably withheld or delayed.

“TAO Group Principals” means each of Marc Packer, Jason Strauss, Noah Tepperberg and Richard Wolf.

“Target” means (a) any other Person or business unit or asset group of any other Person acquired or proposed to be acquired in an acquisition (including, for the avoidance of doubt, any Venue) and (b) any pre-existing venue of which Intermediate Holdings or any of its Restricted Subsidiaries is proposed to become the manager or operator.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Term Lender” means, as of any date of determination, each Lender having a Term Loan Commitment or that holds outstanding Term Loans.

“Term Loan Commitment” means, (a) as to any Term Lender, the aggregate commitment of such Term Lender to make Term Loans as set forth on Schedule 1.03 or in the most recent Assignment Agreement or other documentation contemplated hereby executed by such Term Lender and (b) as to all Term Lenders, the aggregate commitment of all Term Lenders to make Term Loans, which aggregate commitment shall be $40,000,000 on the date of this Agreement. After advancing the Term Loans, each reference to a Term Lender’s Term Loan Commitment shall refer to that Term Lender’s Applicable Percentage of the Term Loans.

“Term Loan Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Term Loans at such time.

“Term Loans” means the Loans made pursuant to Section 2.01(b).

“Third Party Funds” means any accounts or funds, or any portion thereof, received by the Borrower or any of its Restricted Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon the Borrower or one or more of its Restricted Subsidiaries to collect and remit those funds to such third parties.

“Third Party LC Documents” means any and all agreements, instruments or other documents evidencing or relating to a Third Party Letter of Credit, which shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Third Party LC Issuer” means a financial institution reasonably acceptable to the Administrative Agent that issues standby letters of credit for the account of any Restricted Party.

“Third Party Letter of Credit” means a standby letter of credit issued, or to be issued, for the account of any Restricted Party by a Third Party LC Issuer pursuant to Third Party LC Documents.

“Total Leverage Multiple” means, as of any date of determination (a) on or prior to December 31, 2021, 4.00:1.00, and (b) thereafter, 3.50:1.00.

“Total Leverage Ratio” means the ratio, determined on a Pro Forma Basis, as of the last day of each fiscal quarter ending after the Effective Date (or any other date of determination) of (i) Consolidated Total Debt as of such day, to (ii) Consolidated Adjusted EBITDA for the four-fiscal quarter period ending on such date (or if such date of determination is not the last day of a fiscal quarter, for the four-fiscal quarter period for which financial statements have most recently been delivered pursuant to Section 5.01(a) or (b)).

“Transaction Costs” means the fees, costs and expenses payable by Intermediate Holdings, the Borrower or any of the Borrower’s Subsidiaries to a Person who is not an Affiliate of any such entity in connection with the transactions contemplated by the Loan Documents and the refinancing of existing Indebtedness, including any financial advisory fees, filing fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses and other fees, discounts and commissions, including with regard to arranging or syndication of the Loans.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and the use of the proceeds thereof (including to refinance all amounts outstanding under the Existing Credit Agreement) and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.

“U.K. Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulatory Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.

“U.K. Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Borrower created after the Effective Date, which has not become a Restricted Subsidiary at any prior time and that is designated by the Borrower as an Unrestricted Subsidiary within 30 days after formation or acquisition of such Subsidiary by written notice to the Administrative Agent (who will inform the Lenders); provided, that (1) during the Financial Covenant Related Suspension Period, the Borrower shall not be permitted to so designate an Unrestricted Subsidiary and (2) at any time other than during the Financial Covenant Related Suspension Period, the Borrower shall only be permitted to so designate an Unrestricted Subsidiary so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation, the Borrower shall be in compliance with the financial covenants set forth in Section 6.11 after giving pro forma effect to such designation as of the last day of the fiscal quarter most recently ended prior to the date thereof for which financial statements have been (or were required to be) delivered pursuant to Section 5.01, (c) such Unrestricted Subsidiary shall only be capitalized (to the extent capitalized by the Borrower or any of its Restricted Subsidiaries) through Investments that are permitted by, and in compliance with, Section 6.05(r), and any prior or concurrent Investments in such Subsidiary by the Borrower or any of its Restricted Subsidiaries shall be deemed to have been made under Section 6.05(r), (d) without duplication of clause (c), any net assets owned by such Unrestricted Subsidiary (including the assets of any Subsidiary of such Unrestricted Subsidiary) at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.05(r) and (e) the Borrower shall have delivered to the Administrative Agent (who will distribute to the Lenders) an officer’s certificate executed by a Financial Officer of the Borrower certifying compliance with the requirements of preceding clauses (a), (b) and (c); and (ii) any Subsidiary of an Unrestricted Subsidiary. The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement by written notice to the Administrative Agent, who will inform the Lenders (each, a “Subsidiary Redesignation”); provided, that (x) no Event of Default has occurred and is continuing or would result therefrom, and (y) the Borrower shall have delivered to the Administrative Agent (who will distribute to the Lenders), an officer’s certificate executed by a Financial Officer of the Borrower, certifying compliance with the requirements of preceding clause (x). Notwithstanding anything in this Agreement to the contrary, any Subsidiary designated as an Unrestricted Subsidiary shall not be deemed to be a Restricted Subsidiary or a Subsidiary of the Borrower for any purposes of this Agreement, including, without limitation, for purposes of financial definitions and financial calculations contained herein.

“U.S. Dollars” and the sign “$” means the lawful money of the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.19.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.14(f)(ii)(B)(iii).

“Venue” means, as of any date of date determination, a restaurant, nightclub, lounge, bar, beach facility or similar venue which is managed or operated by the Borrower or any of its Subsidiaries.

“Venue Agreement” means a Venue Management Contract, a Venue Lease or any other similar agreement or contract pursuant to which the Borrower or any of its Restricted Subsidiaries shall be responsible for operating or managing any Venue.

“Venue Lease” means any lease, sublease or similar agreement pursuant to which any Restricted Party holds any leasehold interest in any Leasehold Venue.

“Venue Management Contract” means any management contract, services agreement or similar agreement pursuant to which any Restricted Party has agreed to operate and/or manage any Managed Venue.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any U.K. Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of such Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan” or “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Loan” or “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan” or “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b) Notwithstanding the foregoing Section 1.04(a) or any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election by the Borrower or any of its Subsidiaries to measure an item of Indebtedness using “fair value” (as permitted by Financial Accounting Standards Board Accounting Standards Codification 825-10-25 - Fair Value Option (formerly known as FASB 159) or any similar accounting standard), and all such computations shall be made instead using the “par value” of such Indebtedness. Notwithstanding anything to the contrary contained in Section 1.04(a), the definitions of “Capital Lease” or “Capital Lease Obligations” or any other provision in any Loan Document, any lease (whether such lease is in existence as of December 30, 2018 or entered into thereafter) that would constitute a capital lease in conformity with GAAP as in effect on December 30, 2018 (assuming for purposes hereof that any such future leases were in existence on December 30, 2018) shall be considered capital leases (without giving effect to the adoption or effectiveness of any changes in, or changes in the application of, GAAP after December 30, 2018 with respect thereto), and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith and the effects of FASB ASC 840 and FASB ASC 842 shall be disregarded.

SECTION 1.05. Interest Rates; LIBOR Notification. The interest rate on Eurocurrency Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.11(b) of this Agreement, such Section 2.11(b) provides a mechanism for determining an alternative rate of interest. The Agent will notify the Borrower, pursuant to Section 2.11, in advance of any change to the reference rate upon which the interest rate on Eurocurrency Loans is based. However, the Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.11(b), will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, (a) each Revolving Lender (severally and not jointly) agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment and (b) each Term Lender with a Term Loan Commitment agrees to make a Term Loan to the Borrower on the Effective Date, in an amount equal to such Lender’s Term Loan Commitment by making immediately available funds available to the Agent’s designated account, not later than the time specified by the Agent. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans at any time and from time to time. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed. All Loans shall be denominated in U.S. Dollars.

SECTION 2.02. Loans and Borrowings. (a)Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. The Term Loans shall amortize as set forth in Section 2.07(a).

(b) Subject to Section 2.11, each Revolving Borrowing and Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings unless the Borrower shall have given the notice required for a Eurocurrency Borrowing under Section 2.03 and provided an indemnity letter, in form and substance reasonably satisfactory to the Agent, extending the benefits of Section 2.13 to Lenders in respect of such Borrowings. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.11, 2.13 and 2.14 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and shall not increase the amount of increased costs to which such Lender shall be entitled under Section 2.12.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Revolving Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that a Eurocurrency Revolving Borrowing (i) that results from a continuation of an outstanding Eurocurrency Revolving Borrowing or (ii) that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.19(e) may be in an aggregate amount that is equal to such outstanding Borrowing or reimbursement obligation, as applicable. At the time that each ABR Revolving Borrowing is made, such Revolving Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 12 (or such greater number as may be agreed to by the Agent) Eurocurrency Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue, any Eurocurrency Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable thereto.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Agent of such request in writing by submitting a Borrowing Request (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (or, in the case of any Eurocurrency Borrowing to be made on the Effective Date, such shorter period of time as may be agreed to by the Agent) or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the day of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.19(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable. Each Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be (x) an ABR Borrowing or a Eurocurrency Borrowing and (y) a Revolving Borrowing or a Term Loan Borrowing;

(iv) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) if the location and number of the account of the Borrower to which the funds are to be dispersed are different from those set forth in the Borrower’s standing instructions, the location and number of the account of the Borrower to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Funding of Borrowings. (a)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Agent most recently designated by it for such purpose by notice to the Lenders; provided that the Term Loans shall be made as provided in Section 2.01(b). Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to an account of the Borrower; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.19(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of a payment to be made by such Lender, the greater of the NYFRB Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.

SECTION 2.05. Interest Elections. (a)Each Borrowing initially shall be of the Type and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether such Borrowing is to be (x) an ABR Borrowing or a Eurocurrency Borrowing and (y) a Revolving Borrowing or a Term Loan Borrowing; and

(iv) if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period or fails to specify between an ABR Borrowing and a Eurocurrency Borrowing, then the Borrower shall be deemed to have selected a Eurocurrency Borrowing with an Interest Period of one month’s duration.

(d) Promptly following receipt of a Borrowing Request in accordance with this Section, the Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Loan of the same Type with the same Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Agent, at the request of the Required Lenders, has notified the Borrower of the election to give effect to this sentence on account of such Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06. Termination and Reduction of Commitments. (a)Unless previously terminated, (i) the Term Loan Commitments shall terminate at 5:00 p.m. (New York City time) on the Effective Date and (ii) all other Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time permanently reduce, the Revolving Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000, (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans, (A) the Aggregate Revolving Exposure would exceed the Aggregate Revolving Commitment or (B) the Revolving Exposure of any Lender would exceed its Revolving Commitment and (iii) the Aggregate Revolving Commitments shall not be reduced to an amount less than $1,000,000 unless the Revolving Commitments are terminated in full.

(c) The Borrower shall notify the Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least two Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Revolving Commitments under paragraph (b) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

SECTION 2.07. Repayment and Amortization of Loans; Evidence of Debt. (a)The Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender the then unpaid principal amount of each Loan made to the Borrower by such Lender on the Maturity Date. The Borrower shall repay Term Loans on each date set forth below in the aggregate principal amount set forth opposite such date (as adjusted from time to time pursuant to the terms of this Agreement):

Date	Amount

June 30, 2019	$1,250,000

September 30, 2019	$1,250,000

December 31, 2019	$1,250,000

March 31, 2020	$1,250,000

June 30, 2020	$1,250,000

Date	Amount

September 30, 2020	$1,250,000

December 31, 2020	$1,250,000

March 31, 2021	$1,250,000

June 30, 2021	$1,250,000

September 30, 2021	$1,250,000

December 31, 2021	$1,250,000

March 31, 2022	$1,250,000

June 30, 2022	$2,500,000

September 30, 2022	$2,500,000

December 31, 2022	$2,500,000

March 31, 2023	$2,500,000

June 30, 2023	$2,500,000

September 30, 2023	$2,500,000

December 31, 2023	$2,500,000

March 31, 2024	$2,500,000

To the extent not previously repaid, all unpaid Term Loans shall be paid in full in U.S. Dollars by the Borrower on the Maturity Date.

(b) The records maintained by the Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrower in respect of the Loans, interest and fees due or accrued hereunder; provided that the failure of the Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.

(c) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Agent and the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08. Prepayment of Loans. (a)The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without premium or penalty, subject to the requirements of this Section and Section 2.13 (including break funding payments required thereby).

(b) In the event and on each occasion that the Aggregate Revolving Exposure exceeds the Aggregate Revolving Commitment then in effect (including as a result of any reduction in the Commitments pursuant to Section 2.06), the Borrower shall promptly prepay Revolving Borrowings in an aggregate amount sufficient to eliminate such excess.

(c) The Borrower shall notify the Agent by telephone (confirmed by facsimile or electronic transmission) of any optional prepayment and any mandatory prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Promptly following receipt of any such notice, the Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Revolving Borrowing, and each voluntary prepayment of a Term Loan Borrowing shall be applied ratably to the Term Loans included in the prepaid Term Loan Borrowing in such order of application as directed by the Borrower and each mandatory prepayment of a Term Loan shall be applied in accordance with Section 2.08(e). Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.10 and (ii) break funding payments to the extent required pursuant to Section 2.13.

(d) In the event and on each occasion that any Net Proceeds are received by or on behalf of Intermediate Holdings, the Borrower or any Restricted Subsidiary in respect of any Prepayment Event, the Borrower shall, within five (5) Business Days after such Net Proceeds are received, prepay the Obligations as set forth in Section 2.08(e) below in an aggregate amount equal to 100% of such Net Proceeds; provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower shall deliver to the Agent a certificate of a Financial Officer of the Borrower to the effect that the Borrower or its relevant Restricted Subsidiaries intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 365 days after receipt of such Net Proceeds, to acquire (or replace, restore or rebuild) real property, equipment or other assets (excluding inventory) to be used in the business of the Borrower and/or its Restricted Subsidiaries, and certifying that no Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate; provided further that to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 365-day period (or committed to be applied by the end of such 365-day period and applied within 90 days after the end of such 365-day period), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied.

(e) All such amounts pursuant to Section 2.08(d) shall be applied in direct order of maturity to the remaining scheduled principal payments in respect of the Term Loans.

SECTION 2.09. Fees. (a)The Borrower agrees to pay to the Agent for the account of each Lender (and in the case of any Defaulting Lender, subject to the provisos below) a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates; provided, however, that any commitment fee accrued with respect to any of the Revolving Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time, and provided, further, that no commitment fee shall accrue on any of the Revolving Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued commitment fees shall be payable in arrears on the first Business Day following the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans of such Lender.

(b) The Borrower agrees to pay to the Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Agent in the Agent Fee Letter.

(c) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and the Issuing Bank on the undrawn face amount of its outstanding Letters of Credit during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). If there is any change in the Applicable Margin during any fiscal quarter, the participation fees shall be computed separately for each period during such fiscal quarter that such Applicable Margin was in effect.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of Commitment Fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.10. Interest. (a)The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if principal or interest on any Loan or any Fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% per annum plus the rate otherwise payable hereunder with respect to the applicable Loans as provided in paragraph (a) or (b) of this Section, as applicable (or, in the case of any such Fees or other amounts, at a rate per annum equal to 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section), to the extent permitted by Law.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable by the Borrower on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving

Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate or the NYFRB Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11. Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i) the Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period (including because the LIBO Screen Rate is not available or published on a current basis); or

(ii) the Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurocurrency Borrowing for such Interest Period;

then the Agent shall give notice (which may be telephonic and confirmed by facsimile or electronic communication) thereof to the Borrower and the Lenders as promptly as practicable. Upon receipt of such notice, the Borrower may revoke any pending request for a Eurocurrency Borrowing, or conversion to or continuation of any Borrowing as a Eurocurrency Borrowing or, failing that, will be deemed to have converted such request into a request for an ABR Borrowing in the amount specified therein. Until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective, and such Borrowing shall be continued as an ABR Borrowing, and (ii) any Borrowing Request for a Eurocurrency Borrowing shall be treated as a request for an ABR Borrowing.

(b) If at any time the Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 2.11(b), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and (B) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.12. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank;

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of the term “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, from time to time upon request of such Lender, such Issuing Bank or other Recipient, the Borrower will pay to such Lender, such Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered. Notwithstanding the foregoing, a Lender shall be entitled to request compensation for increased costs or expenses described in this Section 2.12(a) only to the extent it is the general practice or policy of such Lender to request such compensation from other borrowers under comparable facilities under similar circumstances.

(b) If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy or liquidity), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered. Notwithstanding the foregoing, a Lender shall be entitled to request compensation for increased costs or expenses described in this Section 2.12(b) only to the extent it is the general practice or policy of such Lender to request such amounts from other borrowers under comparable facilities under similar circumstances.

(c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or

Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto, (d) the failure to prepay any Eurocurrency Loan on a date specified therefor in any notice of prepayment given by the Borrower (whether or not such notice may be revoked in accordance with the terms hereof) or (e) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall, upon written demand from any Lender, compensate such Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Margin applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid if it were to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender delivered to the Borrower and setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section (including supporting calculations in reasonable detail) shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan

Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount and nature of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to such indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the other Loan Documents.

(i) Defined Terms. For purposes of this Section, the term “Lender” includes any Issuing Bank and the term “applicable Law” includes FATCA.

SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a)The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document at or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Agent, except payments to be made directly to Issuing Banks as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in U.S. Dollars.

(b) If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and Fees then due hereunder, such funds shall be applied (i) first, towards payment of the amounts then due hereunder (other than principal and unreimbursed LC Disbursements) ratably among the parties entitled thereto, in accordance with the amounts then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder ratably among the parties entitled thereto, in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Agent of such fact and shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any Person that is an Eligible Assignee (as such term is defined from time to time). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the NYFRB Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Agent, then the Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to Sections 2.04(b), 2.14(e), 2.15(d) and 9.03(d), in each case in such order as shall be determined by the Agent in its discretion.

SECTION 2.16. Mitigation Obligations; Replacement of Lenders. (a)If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the reasonable judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b) If (i) any Lender requests compensation under Section 2.12, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, (iii) any Lender has become a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders) and with respect to which the Required Lenders shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or 2.14) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Agent (and if a Revolving Commitment is being assigned, the Issuing Banks), which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and accrued interest thereon, accrued fees and all other amounts payable to it hereunder (if applicable, in each case only to the extent such amounts relate to its interest as a Lender) from the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments, (D) such assignment does not conflict with applicable Law and

(E) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.17. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Commitment Fees shall cease to accrue on the unused amount of the Revolving Commitment of such Defaulting Lender as provided in Section 2.09(a);

(b) the Commitment and Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c) if any LC Exposure exists at the time a Revolving Lender becomes a Defaulting Lender then:

(i) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Exposure to exceed its Revolving Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure in accordance with the procedures set forth in Section 2.19(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.09(c) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.09(a) and Section 2.09(c) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.09(c) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as a Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.17(c), and LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.17(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Revolving Lender shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Revolving Lender commits to extend credit, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Borrower or such Revolving Lender, satisfactory to such Issuing Bank to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrower and each Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.18. Incremental Facilities. (a) The Borrower may on one or more occasions, by written notice to the Agent, request the establishment, during the Availability Period, of Incremental Commitments; provided that the aggregate amount of all the Incremental Commitments established hereunder shall not exceed $25,000,000 during the term of this Agreement. Each such notice shall specify (A) the date on which the Borrower proposes that the Incremental Commitments shall be effective, which shall be a date not less than five (5) Business Days (or such shorter period as may be agreed to by the Agent) after the date on which such notice is delivered to the Agent, and (B) the amount of the Incremental Commitments being requested (it being agreed that (x) any Lender approached to provide any Incremental Commitment may elect or decline, in its sole discretion, to provide such Incremental Commitment and (y) any Person that the Borrower proposes to become an Incremental Lender, if such Person is not then a Lender, must be an Eligible Assignee and must be approved by the Agent, which approval shall not be unreasonably withheld or delayed).

(b) The terms and conditions of any Incremental Commitment and the Revolving Loans and other extensions of credit to be made thereunder shall be identical to those of the Revolving Commitments and the Revolving Loans and other extensions of credit made thereunder; provided that, if the Borrower determines to increase the interest rate or fees payable in respect of Incremental Commitments or Revolving Loans and other extensions of credit made thereunder, such increase shall be permitted if the interest rate or fees payable in respect of the other Revolving Commitments or Revolving Loans and other extensions of credit made thereunder, as applicable, shall be increased to equal such interest rate or fees payable in respect of such Incremental Commitments or Revolving Loans and other extensions of credit made thereunder, as the case may be.

(c) The Incremental Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Borrower, each Incremental Lender providing such Incremental Commitments and the Agent; provided that no Incremental Commitments shall become effective unless (i) on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Commitments (including after giving effect to the making of Loans thereunder to be made on such date), no Default or Event of Default shall have occurred and be continuing, (ii) on the date of effectiveness thereof and after giving effect to the making of Revolving Loans thereunder to be made on such date, the representations and warranties of the Borrower set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date, (iii) [reserved], (iv) the Borrower shall make any payments required to be made pursuant to Section 2.13 in connection with such Incremental Commitments and the related transactions under this Section, and (v) the Borrower shall have delivered to the Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Agent in connection with any such transaction. Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Agent, to give effect to the provisions of this Section.

(d) Upon the effectiveness of an Incremental Commitment of any Incremental Lender, (i) such Incremental Lender shall be deemed to be a “Revolving

Lender” and a “Lender” hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Revolving Lenders and Lenders hereunder and shall be bound by all agreements, acknowledgements and other obligations of Revolving Lenders and Lenders hereunder and under the other Loan Documents, and (ii) (A) such Incremental Commitment shall constitute (or, in the event such Incremental Lender already has a Commitment, shall increase) the Revolving Commitment of such Incremental Lender and (B) the Aggregate Revolving Commitment shall be increased by the amount of such Incremental Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Revolving Commitment”. For the avoidance of doubt, upon the effectiveness of any Incremental Commitment, the Revolving Exposures and the Applicable Percentages of all the Revolving Lenders shall automatically be adjusted to give effect thereto.

(e) On the date of effectiveness of any Incremental Commitments, (i) the aggregate principal amount of the Revolving Loans outstanding (the “Existing Revolving Borrowings”) immediately prior to the effectiveness of such Incremental Commitments shall be deemed to be repaid, (ii) each Incremental Lender that shall have had a Revolving Commitment prior to the effectiveness of such Incremental Commitments shall pay to the Agent in same day funds an amount equal to the difference between (A) the product of (1) such Lender’s Applicable Percentage of the Revolving Loans (calculated after giving effect to the effectiveness of such Incremental Commitments) multiplied by (2) the aggregate amount of the Resulting Revolving Borrowings (as hereinafter defined) and (B) the product of (1) such Lender’s Applicable Percentage of the Revolving Loans (calculated without giving effect to the effectiveness of such Incremental Commitments) multiplied by (2) the aggregate amount of the Existing Revolving Borrowings, (iii) each Incremental Lender that shall not have had a Revolving Commitment prior to the effectiveness of such Incremental Commitments shall pay to Agent in same day funds an amount equal to the product of (1) such Lender’s Applicable Percentage of the Revolving Loans (calculated after giving effect to the effectiveness of such Incremental Commitments) multiplied by (2) the aggregate amount of the Resulting Revolving Borrowings, (iv) after the Agent receives the funds specified in clauses (ii) and (iii) above, the Agent shall pay to each Revolving Lender the portion of such funds that is equal to the difference between (A) the product of (1) such Revolving Lender’s Applicable Percentage of the Revolving Loans (calculated without giving effect to the effectiveness of such Incremental Commitments) multiplied by (2) the aggregate amount of the Existing Revolving Borrowings, and (B) the product of (1) such Lender’s Applicable Percentage of the Revolving Loans (calculated after giving effect to the effectiveness of such Incremental Commitments) multiplied by (2) the aggregate amount of the Resulting Revolving Borrowings, (v) after the effectiveness of such Incremental Commitments, the Borrower shall be deemed to have received new Revolving Borrowings (the “Resulting Revolving Borrowings”) in an aggregate amount equal to the aggregate amount of the Existing Revolving Borrowings and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Agent in accordance with Section 2.03 (and the Borrower shall deliver such Borrowing Request), (vi) each Lender shall be deemed to hold its Applicable Percentage of each Resulting Revolving Borrowing (calculated after giving effect to the effectiveness of such Incremental Commitments), and (vii) the Borrower shall pay each Revolving Lender any and all accrued but unpaid interest on its Revolving Loans comprising the Existing Revolving Borrowings. The deemed payments of the Existing Revolving Borrowings made pursuant to clause (i) above shall be subject to compensation by the Borrower pursuant to the provisions of Section 2.13, as applicable, if the date of the effectiveness of such Incremental Commitments occurs other than on the last day of the Interest Period relating thereto.

(f) The Agent shall notify the Lenders promptly upon receipt by the Agent of any notice from the Borrower referred to in Section 2.18(a) and of the effectiveness of any Incremental Commitments, in each case advising the Lenders of the details thereof and of the Applicable Percentages of the Lenders after giving effect thereto and of the assignments required to be made pursuant to Section 2.18(e).

SECTION 2.19. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions, (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (iii) in any manner that would result in a violation of one or more policies of such Issuing Bank applicable to letters of credit generally.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the Issuing Bank and using such Issuing Bank’s standard form (each, a “Letter of Credit Agreement”). A Letter of Credit shall be issued, amended, renewed or extended only if, after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the Issuing Bank Sublimit, (ii) no Revolving Lender’s Revolving Exposure shall exceed its Revolving Commitment and (iii) the Aggregate Revolving Exposure shall not exceed the total Revolving Commitments. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. If the Borrower so requests in any applicable letter of credit application, the relevant Issuing Bank may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided, that any such Auto-Extension Letter of Credit must permit the relevant Issuing Bank to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior written notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued. Once an Auto-Extension Letter of Credit has been issued, unless otherwise directed by the relevant Issuing Bank, the Borrower shall not be required to make a specific request to the relevant Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the relevant Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than five (5) Business Days prior to the Maturity Date (such date, the “Letter of Credit Expiration Date”), unless each Revolving Lender (in its sole discretion) has approved a later expiry date; provided, that the relevant Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of clause (a) or (b) of this Section 2.19 or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 3.02 is not then satisfied; provided, further, that the relevant Issuing Bank may permit any such extension to an expiry date later than the Letter of Credit Expiration Date if the LC Exposure in respect of such Letter of Credit has been cash collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank (it being understood and agreed that, in such case, the obligations of the Revolving Lenders to reimburse any drawing under such Letter of Credit pursuant to the terms hereof following the Letter of Credit Expiration Date shall terminate as of the Letter of Credit Expiration Date, unless all of the Revolving Lenders (in their sole discretion) have approved such later expiry date).

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), or such later date as may be agreed by the Issuing Bank in its sole discretion, and (ii) the Letter of Credit Expiration Date (provided, that the expiry date of such Letter of Credit may occur after the Letter of Credit Expiration Date if (A) each Revolving Lender (in its sole discretion) has approved such later expiration date or (B) the LC Exposure in respect of such Letter of Credit has been cash collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.04 with respect to Loans made by such Revolving Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such

Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to (A) preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary of any Letter of Credit or its transferee at law or under any other agreement or (B) excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by (I) the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (II) the Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of all documents specified in such Letter of Credit strictly complying with the terms and conditions of such Letter of Credit, in each case of this clause (II), as finally determined by a court of competent jurisdiction. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or electronic mail) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable at the rate per annum then applicable to ABR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.10(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement, Resignation and Addition of an Issuing Bank.

(i) An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.09(c). From and after the effective date of any such replacement, (x) the successor Issuing Bank shall have all the rights and obligations of Issuing Banks under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Banks, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii) Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’

prior written notice to the Administrative Agent, the Borrower and the Revolving Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.19(i) above.

(iii) A Revolving Lender may become an additional Issuing Bank hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Lender and such agreement shall specify such additional Issuing Bank’s LC Commitment. The Administrative Agent shall notify the Revolving Lenders of any such additional Issuing Bank.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(h) or (i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

ARTICLE III

Conditions

SECTION 3.01. Effective Date. Subject to Section 5.14, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions shall have been satisfied (or waived in accordance with Section 9.02):

(a) the Agent shall have received (i) a fully executed original copy of (A) this Agreement and (B) the Security Agreement and (ii) Financing Statements for all locations where a UCC filing is required or advisable (as determined by the Collateral Agent and its legal counsel in their reasonable discretion) in order to perfect the security interest of the Collateral Agent in all of the Collateral granted to the Collateral Agent by the Loan Parties;

(b) except as otherwise expressly provided in this Agreement or the Security Agreement, the Agent shall have received satisfactory evidence that the Collateral Agent has a perfected, first priority lien or security interest in all of the Collateral granted to the Collateral Agent by the Loan Parties and that such Collateral is not encumbered by any other Lien other than Liens permitted hereunder or under the terms of the Security Agreement;

(c) the Agent shall have received (i) authorizing resolutions, approving and adopting the Loan Documents set forth in clause (a) above and authorizing the execution and delivery thereof from each Loan Party, (ii) the articles of incorporation, limited liability company agreement or other constitutive documents of each Loan Party, (iii) a certificate of good standing for each Loan Party from its state of incorporation or formation and each other jurisdiction where the failure of such Loan Party to be qualified and/or in good standing would reasonably be expected to have a Material Adverse Effect and (iv) certificates of each Loan Party certifying (A) that the documents provided pursuant to clauses (i) and (ii) above are true, correct and complete copies thereof and in full force and effect on the Effective Date and (B) the names and signature specimens of authorized signers of the Loan Documents;

(d) the Agent shall have received a legal opinion for each Loan Party, in form and substance reasonably satisfactory to the Agent, from Hughes Hubbard & Reed LLP, counsel to the Borrower (and the Borrower hereby requests and directs the foregoing to deliver such opinion);

(e) the Agent shall have received a customary certificate from a Financial Officer of the Borrower or Intermediate Holdings certifying as to the solvency of Intermediate Holdings, the Borrower and its Subsidiaries on a consolidated basis, in form and substance satisfactory to the Agent;

(f) no Default or Event of Default shall have occurred and be continuing;

(g) the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the Effective Date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date;

(h) there shall be no Indebtedness of the Borrower or its Subsidiaries, other than any Indebtedness that shall be permitted pursuant to Section 6.01;

(i) Intermediate Holdings shall have received, in the form of a common equity contribution from Sub-Holdings, directly or indirectly, an aggregate amount of net cash proceeds from the incurrence by Sub-Holdings of subordinated Indebtedness provided by an MSG Company in an aggregate principal amount not less than $49,000,000 (upon terms and conditions, and subject to documentation, reasonably satisfactory to the Agent);

(j) the Agent shall have received a certificate from the Borrower confirming compliance on the Effective Date with the conditions set forth in paragraphs (f), (g), (h) and (i) above;

(k) the Agent shall have received a completed perfection certificate, dated the Effective Date and signed by a Financial Officer of each of Intermediate Holdings and the Borrower, together with all attachments contemplated thereby, including the results of a search of the UCC (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by such perfection certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Agent that the Liens indicated by such financing statements (or similar documents) are permitted under Section 6.02 or have been, or substantially contemporaneously with the initial funding of Loans on the Effective Date will be, released;

(l) the Agent shall have received evidence that the insurance required by Section 5.05 is in effect, together with endorsements naming the Agent, for the benefit of the Secured Parties, as additional insured and lender’s loss payee thereunder;

(m) prior to or substantially contemporaneously with the initial funding of Loans on the Effective Date, all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Credit Agreement shall have been or shall be paid in full, the commitments thereunder shall have been or shall be terminated and all guarantees and Liens existing in connection therewith shall have been or shall be discharged and released, and the Agent shall have received reasonably satisfactory evidence thereof;

(n) the Agent shall have received the audited financial statements and the unaudited quarterly financial statements of Intermediate Holdings referred to in Section 4.04(a);

(o) the Borrower shall have paid all Fees and, to the extent invoiced, all costs, expenses, and reimbursable amounts, required to be paid or reimbursed by it pursuant to this Agreement or the other Loan Documents, including the reasonable and documented fees, disbursements and other charges of external counsel for the Agent required to be paid or reimbursed by the Borrower pursuant to this Agreement or the other Loan Documents, on or prior to the Effective Date;

(p) (i) the Agent shall have received, at least five days prior to the Effective Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied); and

(q) the Agent shall have received from the Borrower true and complete copies of each Venue Lease and Venue Management Contract in respect of any Existing Venue.

SECTION 3.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than any conversion or continuation of any Loan), and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

On the date of any Borrowing (other than any conversion or continuation of any Loan) and each issuance, amendment, renewal or extension of a Letter of Credit, the Borrower shall be deemed to have represented and warranted that the conditions specified in paragraphs (a) and (b) of this Section have been satisfied and that, after giving effect to such Borrowing, the Aggregate Exposure (or any component thereof) shall not exceed the Aggregate Commitments.

ARTICLE IV

Representations and Warranties

Intermediate Holdings and the Borrower hereby represent and warrant to the Lenders that:

SECTION 4.01. Organization; Powers. Each Loan Party is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 4.02. Authorization; Enforceability. The Transactions are within Intermediate Holdings and the Borrower’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. This Agreement has been duly executed and delivered by Intermediate Holdings and the Borrower and constitutes a legal, valid and binding obligation of each of Intermediate Holdings and the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 4.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Effective Date, and (iii) those approvals, registrations, filings or other actions (A) that are set forth in Schedule 4.03(a) or (B) the absence of which would not (I) reasonably be expected to impair or delay in any material respect any Loan Party’s ability to perform its obligations under the Loan Documents to which it is a party or to consummate the transactions contemplated by such Loan Documents or (II) be material to the business, financial condition or operating results of the Loan Parties and their respective Subsidiaries, taken as a whole, (b) will not violate (i) any applicable Law, (ii) the charter, by-laws or other organizational documents of any Loan Party or (iii) any order of any Governmental Authority binding on any Loan Party, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party, and (d) will not result in the creation or imposition of, or the requirement to create, any

Lien on any asset of any Loan Party (other than pursuant to the Loan Documents), except, with respect to any violation or default referred to in clauses (b)(i), (b)(iii), or (c) above, to the extent that such violation or default could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.04. Financial Condition; No Material Adverse Change. (a)Intermediate Holdings has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended on December 30, 2018, reported on by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended on September 30, 2018, certified by a Financial Officer of Intermediate Holdings. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows, in each case on a combined basis, of Intermediate Holdings and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 30, 2018, there has been no material adverse change in the business, assets, operations or financial condition of Intermediate Holdings and its Subsidiaries, taken as a whole.

SECTION 4.05. Properties. (a) Each Loan Party has (i) good, sufficient legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all its respective property material to its business, except for (x) minor defects in title, including any Permitted Encumbrances, that do not materially interfere with its ability to conduct its business as currently conducted and (y) assets disposed of in the ordinary course of business or as otherwise permitted under Section 6.04.

(b) Each Loan Party owns, or, to such Loan Party’s knowledge, has the valid right to use, all Intellectual Property of such Loan Party necessary to conduct its business, and the use thereof by such Loan Party does not, to such Loan Party’s knowledge, infringe upon any intellectual property right owned or controlled by any other Person, except for any such infringements that could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting Intermediate Holdings or any of its Restricted Subsidiaries as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect (other than the Disclosed Matters).

(b) Except for the Disclosed Matters and except with respect to any other matters that could not reasonably be expected to result in a Material Adverse Effect, neither Intermediate Holdings nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that could reasonably be expected to result in a Material Adverse Effect.

SECTION 4.07. Compliance with Laws and Agreements. Each Loan Party is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.08. Investment Company Status. No Loan Party is a company “controlled” by a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

SECTION 4.09. Taxes. Each Loan Party has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by an amount that could reasonably be expected to result in a Material Adverse Effect the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by an amount that could reasonably be expected to result in a Material Adverse Effect the fair market value of the assets of all such underfunded Plans.

SECTION 4.11. Disclosure. (a) As of the Effective Date, the Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it (other than matters of a general economic or industry-specific nature), that could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party to the Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projections and pro forma financial information contained in such materials, the Borrower represents only that such projections and information were based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time furnished, it being recognized by the Credit Parties that such projections and information as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections and information may differ from the projected results.

(b) As of the Effective Date, the information included in any Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

SECTION 4.12. Anti-Corruption and Sanctions. Intermediate Holdings has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by Intermediate Holdings, the Borrower, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Intermediate Holdings, the Borrower, their Subsidiaries and their respective officers and directors and to the knowledge of the Borrower its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of Intermediate Holdings, the Borrower, any Subsidiary thereof, or, to the knowledge of the Borrower, any of their respective directors, officers, employees or agents that will act in any capacity in connection with the credit facilities established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit or use of proceeds thereof will violate any Anti-Corruption Law or applicable Sanctions.

SECTION 4.13. EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

SECTION 4.14. Margin Regulations. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing or Letter of Credit extension hereunder will be used to purchase or carry any Margin Stock.

SECTION 4.15. Solvency. The Loan Parties, taken as a whole, are Solvent.

SECTION 4.16. Material Contracts. Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Effective Date, all such Material Contracts are in full force and effect (except to the extent terminated in accordance with the terms thereof in the ordinary course of business, and not as a direct result of a breach thereof by any Restricted Party) and no defaults exist thereunder (other than as described in Schedule 4.16).

SECTION 4.17. Real Estate and Venues. As of the Effective Date, Schedule 4.17 contains a true, accurate and complete list of (i) all Real Estate Assets, (ii) all Existing Venues (including an indication of whether each such Venue constitutes a Leasehold Venue or a Managed Venue) and (iii) all licenses, leases, subleases, Venue Agreements or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset or Existing Venue of any Loan Party, regardless of whether such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such licenses, lease, sublease, Venue Agreement or assignment. Each agreement listed in clause (iii) of the immediately preceding sentence is in full force and effect and neither Intermediate Holdings nor the Borrower has knowledge of any material default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, liquidation, preferential transfer, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of, and interest on, each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, Intermediate Holdings and the Borrower covenant and agree with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. Intermediate Holdings will furnish to the Agent and each Lender:

(a) within 120 days after the end of each fiscal year of Intermediate Holdings (commencing with the fiscal year ended on or about December 29, 2019), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or any other independent public accountants of recognized national standing (without a “going concern” or like qualification commentary or exception and without any qualification or exception as to the scope of such audit (other than any qualification that is expressly solely with respect to, or expressly resulting solely from, an upcoming maturity date of the Revolving Loans within one year from the date of such opinion)) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of Intermediate Holdings and its consolidated Subsidiaries on a consolidated basis for the periods indicated in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Intermediate Holdings (commencing with the fiscal quarter ending on or about June 30, 2019), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures as of the end of and for the corresponding period or periods of the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial position and results of operations of Intermediate Holdings and its consolidated Subsidiaries on a consolidated basis for such period in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with the delivery of any financial statements under clause (a) or (b) above, reports of certain venue-level key performance indicators consistent with a form to be agreed between the Administrative Agent and the Borrower from time to time and covering the same time periods included in such financial statements;

(d) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.11(a), (b), (c), (d) and (e) and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate (a “Compliance Certificate”);

(e) promptly following any reasonable request therefor by the Agent or any Lender (through the Agent), copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Intermediate Holdings or the Borrower by independent accountants in connection with the accounts or books of Intermediate Holdings, the Borrower or any Subsidiary thereof, or any audit of any of them;

(f) as soon as practicable and in any event no later than 30 days after the beginning of each fiscal year, a board-approved, internally-generated consolidated budget for the Borrower and its Subsidiaries for such fiscal year; and

(g) promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary thereof, or compliance with the terms of this Agreement, as the Agent or any Lender (through the Agent) may reasonably request and (y) information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Section 5.01(a) or (b) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether made available by the Agent); provided that: (A) upon written request by the Agent (or any Lender through the Agent) to the Borrower, the Borrower shall deliver paper copies of such documents to the Agent or such Lender until a written request to cease delivering paper copies is given by the Agent or such Lender and (B) the Borrower shall notify the Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Agent prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any Proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof, including pursuant to any applicable Environmental Laws, that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d) any material change in accounting or financial reporting practices by Intermediate Holdings, the Borrower or any Subsidiary thereof;

(e) [reserved];

(f) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(g) any change in the information provided in any Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Intermediate Holdings will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, Division, liquidation or dissolution permitted under Section 6.03; provided, further, that no Restricted Party shall be required to preserve any such existence, right, licenses, permits, privileges or franchises if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

SECTION 5.04. Payment of Obligations. Intermediate Holdings will, and will cause each of its Restricted Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Intermediate Holdings or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) to the extent that the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. Intermediate Holdings will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in reasonably good working order and condition in the ordinary course, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained under similar circumstances by companies with similar reputation engaged in the same or similar businesses operating in the same or similar locations. The Borrower will furnish to the Lenders, upon request of the Agent, information in reasonable detail as to the insurance so maintained. Each such policy of insurance shall (i) in the case of each liability insurance policy, name the Agent, on behalf of the Secured Parties (or similar notation), as an additional insured thereunder as its interests may appear, and (ii) in the case of each property casualty insurance policy (other than business interruption insurance, if any), contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Agent, that names the Agent, on behalf of the Secured Parties (or similar notation), as the lender loss payee thereunder and provides for at least ten days’ prior written notice to the Agent of any cancellation of such policy. The Agent agrees that, in its role as loss payee, so long as no Event of Default shall have occurred and be continuing and subject to the terms of Section 2.08(d), it will make available to Intermediate Holdings, without unreasonable delay, any proceeds from such policies necessary to allow Intermediate Holdings or its Subsidiaries to effect swift repair or restoration of the applicable damaged properties and recovery from the applicable loss.

SECTION 5.06. Books and Records; Inspection Rights. Intermediate Holdings will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Intermediate Holdings will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and up to twice a year (or, if an Event of Default shall have occurred and be continuing, as often as reasonably requested); provided, however, that, solely with respect to such discussions with such independent accountants at any time prior to the occurrence and continuance of an Event of Default, the Agent shall provide the Loan Parties with notice at least three (3) Business Days prior to first initiating any such discussions and each Loan Party and any of its Restricted Subsidiaries shall be given the right to participate in such discussions (including reviewing any audit drafts and letters to management prior to their delivery to such representative). In no event shall any such inspections include any physically invasive Phase II type environmental testing or sampling.

SECTION 5.07. Compliance with Laws. Intermediate Holdings will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Intermediate Holdings will maintain in effect policies and procedures reasonably designed to promote compliance by Intermediate Holdings, the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Term Loans made on the Effective Date shall be applied by the Borrower to pay the Transaction Costs and to refinance amounts outstanding under the Existing Credit Agreement with any balance being applied for working capital and general corporate purposes of Intermediate Holdings and its Subsidiaries, including Permitted Acquisitions and New Venues. The proceeds of the Revolving Loans made on the Effective Date shall be applied by the Borrower to pay the Transaction Costs, to refinance amounts outstanding under the Existing Credit Agreement and for working capital and general corporate purposes of Intermediate Holdings and its Subsidiaries, including Permitted Acquisitions and New Venues, to serve as LC Cash Collateral or to acquire any LC Collateral Note. The proceeds of the Revolving Loans made after the Effective Date shall be applied by the Borrower for working capital and general corporate purposes of Intermediate Holdings and its Subsidiaries, including Permitted Acquisitions and New Venues, to serve as LC Cash Collateral or to acquire any LC Collateral Note. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including the Margin Regulations. Letters of Credit will be issued only to support the general corporate purposes of Intermediate Holdings and its Subsidiaries. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) to fund any activities or business of or with any Sanctioned Person or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (C) in any other manner that would result in the violation of any Sanctions by any Restricted Party or its Subsidiaries.

SECTION 5.09. [Reserved].

SECTION 5.10. Collateral. (a) Intermediate Holdings and the Borrower shall take or cause to be taken all actions required to be taken to permit the Agent to maintain a first priority perfected security interest in the Collateral, subject only to any Liens expressly permitted by Section 6.02 and the terms of the Security Agreement and the other Loan Documents. Intermediate Holdings and the Borrower will, or will cause the other Loan Parties to, subject to the terms of the Security Agreement, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or that the Agent or the Required Lenders may reasonably request, to cause the Collateral to be pledged to the Agent pursuant to the Security Documents and to perfect such Liens to the extent required thereby, with the priority required thereby, all at the expense of the Borrower. The Borrower also agrees to provide to the Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Agent as to the perfection and priority of the Liens created or intended to be created by the Security Agreement. The Borrower will furnish to the Agent prior written notice of any change (i) in any Loan Party’s organizational name, (ii) in any Loan Party’s entity type or (iii) in any Loan Party’s Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all arrangements reasonably satisfactory to the Agent for filings have been made under the UCC or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Security Documents.

(b) In the event that any Person becomes a wholly-owned Domestic Subsidiary (other than an Immaterial Subsidiary, CFC Holdco or an Unrestricted Subsidiary) of the Borrower, the Borrower shall within thirty (30) days after such Person becomes such a wholly-owned Domestic Subsidiary or any Unrestricted Subsidiary becomes a Restricted Subsidiary pursuant to a Subsidiary Redesignation or any Immaterial Subsidiary ceases to be identified as an Immaterial Subsidiary on any Compliance Certificate delivered by the Borrower, as the case may be (unless the Agent, in its sole discretion, extends additional time for compliance), (a) cause such Domestic Subsidiary to become a Guarantor under the Security Agreement and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.01(b), (c), (k), (l) and (q), and, if requested by the Agent, legal opinions as are similar to those described in Section 3.01(d). In the event that any Person becomes a Foreign Subsidiary (other than an Immaterial Subsidiary or an Unrestricted Subsidiary) of the Borrower or a CFC Holdco which is a Subsidiary of the Borrower, and the ownership interests of such Foreign Subsidiary or CFC Holdco are owned directly by the Borrower or by any wholly-owned Domestic Subsidiary thereof (other than a CFC Holdco, an Immaterial Subsidiary or an

Unrestricted Subsidiary), the Borrower shall, or shall cause such Domestic Subsidiary to, within thirty (30) days after such Person becomes such a Foreign Subsidiary or a CFC Holdco (unless the Agent, in its sole discretion, extends additional time for compliance), deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.01(c), and the Borrower shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 3.01(b) necessary to grant and to perfect a First Priority Lien in favor of the Collateral Agent, for the benefit of Secured Parties, under the Security Agreement in (i) sixty-five percent (65%) of the issued and outstanding Equity Interests of such Foreign Subsidiary or CFC Holdco entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and (ii) 100% of the issued and outstanding Equity Interests of such Foreign Subsidiary or CFC Holdco not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)). With respect to each such new Subsidiary (including any Immaterial Subsidiary or Unrestricted Subsidiary), the Borrower shall promptly send to the Agent written notice setting forth with respect to such Person the date on which such Person became a Subsidiary of the Borrower. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Loan Party shall be required to grant a Lien on any Excluded Property and the Collateral shall exclude all Excluded Property.

SECTION 5.11. ERISA Obligations. Intermediate Holdings and the Borrower shall make, and shall cause each of its Subsidiaries to make, all required contributions to each Plan and Multiemployer Plan to which Intermediate Holdings, the Borrower or other member of its Controlled Group has or shall have an obligation to make contributions.

SECTION 5.12. Depository Banks. By no later than June 30, 2019 (or such later date as the Agent may agree to), Intermediate Holdings will, and will cause each Restricted Subsidiary organized in the United States to, maintain the Lenders as its principal depository banks in the United States, including for the maintenance of principal operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of business, and as its principal providers for treasury management services; provided, that the Restricted Parties shall be permitted to maintain the Fifth Third Accounts.

SECTION 5.13. New Venue Agreements. In the event that any Restricted Party enters into any new Venue Agreement after the Effective Date, then within ten (10) Business Days after entry into such new Venue Agreement the Borrower shall, or shall cause its Restricted Subsidiary that is party to such Venue Agreement to, deliver to the Agent a copy of the applicable executed Venue Agreement and such other evidence (if any) as may be reasonably required in order demonstrate that such new Venue Agreement satisfies the conditions set forth in the definition of “Permitted New Venue”.

SECTION 5.14. Post Closing Matters. Intermediate Holdings will, and will cause each Restricted Subsidiary to, take each of the actions set forth on Schedule 5.14 within the time period prescribed therefor on such schedule (as such time period may be extended by the Agent in its reasonable discretion).

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of, and interest on, each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, Intermediate Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. Intermediate Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder;

(b) Indebtedness existing on the date hereof and set forth on Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction fees, costs and expenses in connection with such extension, renewal or replacement thereof);

(c) Indebtedness (i) of any Guarantor Subsidiary or Restricted Foreign Subsidiary owing to the Borrower or to any other Guarantor Subsidiary, or of the Borrower owing to any Guarantor Subsidiary, (ii) of any Restricted Foreign Subsidiary owing to any other Restricted Foreign Subsidiary and (iii) of any Restricted Party owing to any Subsidiary that is not a Restricted Party (provided, that (a) such Indebtedness constitutes Subordinated Indebtedness, (b) such Indebtedness is incurred in exchange for an equivalent amount of cash received from such Subsidiary and (c) the aggregate amount of any Investments previously made by any Restricted Party in such Subsidiary shall have been returned in full, in cash); provided, that, in respect of Indebtedness owing to any Loan Party that is permitted under clause (i) above, (x) all such Indebtedness shall be subject to a First Priority Lien pursuant to the Security Agreement and (y) if any such Indebtedness is evidenced by a promissory note, then all such notes shall be delivered to the Agent pursuant to the Security Agreement;

(d) Guarantees by the Borrower of Indebtedness of any Guarantor Subsidiary and by any Restricted Subsidiary of Indebtedness of the Borrower or any Guarantor Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01;

(e) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (including real property), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets

(including real property) or secured by a Lien on any such assets (including real property) prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $25,000,000 at any time outstanding;

(f) unsecured Indebtedness arising out of Permitted Acquisitions and other Investments permitted to be made in accordance with Section 6.05 (i) consisting of obligations of the Restricted Parties under provisions relating to indemnification or adjustment of purchase price with respect thereto based on changes in working capital or (ii) consisting of earnout obligations based on the income generated by the assets acquired or investment made after the consummation thereof in an aggregate amount not to exceed $5,000,000;

(g) Indebtedness of the Borrower or any Subsidiary as an account party in respect of (i) trade letters of credit in an aggregate face amount not to exceed $5,000,000 at any time outstanding or (ii) Third Party Letters of Credit issued by Third Party LC Issuers in an aggregate face amount not to exceed, together with the LC Exposure, the Issuing Bank Sublimit at any time outstanding;

(h) other unsecured Indebtedness in an aggregate principal amount not exceeding $10,000,000 at any time outstanding;

(i) Indebtedness arising out of Landlord Financed Capital Expenditures in an aggregate amount not to exceed $10,000,000 at any time outstanding;

(j) Indebtedness of Restricted Foreign Subsidiaries in an aggregate outstanding amount not to exceed $20,000,000 at any time; provided, that, any guarantee thereof by any Loan Party must otherwise be permitted to be incurred in accordance with another clause of this Section 6.01 (other than Section 6.01(k) below) and any such guarantee by a Loan Party shall be included for purposes of determining the aggregate utilization of any such other clause of this Section 6.01;

(k) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory or appeal bonds or similar obligations incurred in the ordinary course of business;

(l) Indebtedness incurred by any Restricted Party arising from agreements providing for indemnification or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of such Restricted Party pursuant to such agreements, in connection with Venues or permitted Dispositions of any business, assets or any Subsidiary of any Restricted Party;

(m) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with Deposit Accounts;

(n) guaranties of the obligations incurred in the ordinary course of business to suppliers, customers, franchisees, landlords and licensees of any other Restricted Party (but not, for the avoidance of doubt, for borrowed money);

(o) Indebtedness which may be deemed to exist with respect to any management fee or payment obligation arising under the Parent Organizational Agreement which was not permitted to be paid in cash when due;

(p) Indebtedness of the Borrower or any of its Restricted Subsidiaries in respect of commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with cash management and Deposit Accounts;

(q) Indebtedness of any Restricted Party consisting of insurance premium financings entered into in the ordinary course of business; provided, such Indebtedness does not exceed the unpaid amount of such premiums;

(r) Indebtedness under any Swap Agreement or commodity hedging agreement with any Lender entered into in the ordinary course of business and not entered into for speculative purposes;

(s) Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred by any Restricted Party in the ordinary course of business in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, vacation pay, health, disability or other employee benefits;

(t) Indebtedness of any Restricted Party representing deferred compensation to directors, officers, employees, members of management, managers, and consultants of the Restricted Parties incurred in the ordinary course of business; and

(u) Subordinated Indebtedness of any Restricted Party which is not otherwise permitted by another subsection of this Section 6.01 so long as after giving effect thereto on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter for which financial statements have been (or were required to be) delivered pursuant to Section 5.01, the Borrower shall be in compliance with the financial covenants set forth in Section 6.11.

SECTION 6.02. Liens. Intermediate Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or collaterally assign any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of Intermediate Holdings or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of Intermediate Holdings or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction fees, costs and expenses in connection with such extension, renewal or replacement thereof);

(c) any Lien existing on any property or asset prior to the acquisition thereof by Intermediate Holdings or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the Effective Date prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of Intermediate Holdings or any Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction fees, costs and expenses in connection with such extension, renewal or replacement thereof);

(d) Liens on fixed or capital assets (including real property) acquired, constructed or improved by Intermediate Holdings or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (iii) such security interests shall not apply to any other property or assets of Intermediate Holdings or any Restricted Subsidiary;

(e) other Liens which are not otherwise permitted by another subsection of this Section 6.02 securing Indebtedness in an aggregate amount not exceeding $10,000,000;

(f) Liens on Equity Interests of (i) Joint Ventures solely consisting of customary put/call rights, drag-along rights or similar rights in favor of any Joint Venture Partner pursuant to the relevant joint venture agreement or arrangement and (ii) Unrestricted Subsidiaries;

(g) Liens securing Indebtedness permitted pursuant to Section 6.01(j); provided that no such Lien extends to any asset other than assets of Foreign Subsidiaries;

(h) Liens securing Indebtedness permitted pursuant to Section 6.01(g)(i) in an aggregate amount not to exceed $5,000,000;

(i) Liens on LC Cash Collateral or LC Collateral Notes securing Indebtedness or other reimbursement obligations in respect of any Third Party Letter of Credit permitted pursuant to Section 6.01(g)(ii); and

(j) Liens solely on any cash earnest money deposits made by any Restricted Party in connection with any letter of intent or purchase agreement permitted hereunder.

SECTION 6.03. Fundamental Changes. (a) Intermediate Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, consummate a Division as the Dividing Person, or otherwise Dispose of all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that (i) any Restricted Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving company, (ii) any Restricted Subsidiary (other than the Borrower) or other Person may merge into any Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary (and if a party to such transaction is a Loan Party, the resulting entity shall also be a Loan Party), (iii) any Restricted Subsidiary may Dispose of its assets to the Borrower or to another Restricted Subsidiary, (iv) any Restricted Subsidiary that is a limited liability company may consummate a Division as the Dividing Person if, immediately upon the consummation of the Division, the assets of the applicable Dividing Person are held by one or more Restricted Subsidiaries at such time, or, with respect to assets not so held by one or more Restricted Subsidiaries, such Division, in the aggregate, would otherwise result in a Disposition permitted by Section 6.04(j) and (v) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger or Division involving a Person that is not a wholly owned Subsidiary immediately prior to such merger or Division shall not be permitted unless also permitted by Section 6.05; provided further that, notwithstanding anything to the contrary in this Agreement, any Subsidiary which is a Division Successor resulting from a Division of assets of a Restricted Subsidiary may not be deemed to be an Immaterial Subsidiary at the time of or in connection with the applicable Division.

(b) Intermediate Holdings and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

(c) The Borrower will not permit its fiscal year to end on a day other than the last Sunday of each calendar year or change the Borrower’s method of determining its fiscal quarters; provided that upon prior written notice to the Agent, Intermediate Holdings may, and may allow its Restricted Subsidiaries to, change its fiscal year to match the fiscal year end of MSG or any other MSG Company.

SECTION 6.04. Dispositions. Intermediate Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, make any Disposition, except:

(a) Dispositions of obsolete or worn out property in the ordinary course of business;

(b) Dispositions of inventory and Permitted Investments in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property (i) by any Loan Party to another Loan Party, (ii) any Restricted Party to any Loan Party and (iii) by any Restricted Foreign Subsidiary to any other Restricted Foreign Subsidiary;

(e) Dispositions permitted by Section 6.03;

(f) leases, licenses, subleases or sublicenses (including the provision of open source software under an open source license) granted in the ordinary course of business and on ordinary commercial terms that do not interfere in any material respect with the business of Intermediate Holdings and its Restricted Subsidiaries;

(g) Dispositions of intellectual property rights that are no longer used or useful in the business of Intermediate Holdings and its Restricted Subsidiaries;

(h) the discount, write-off or Disposition of overdue accounts receivable in the ordinary course of business;

(i) Restricted Payments permitted by Section 6.07 and Investments permitted by Section 6.05;

(j) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section; provided that the aggregate book value of all Dispositions pursuant to this clause (j) in any trailing twelve month period shall not exceed $10,000,000; provided further that the cash proceeds thereof shall be applied, to the extent required by Section 2.08(d), in accordance therewith;

(k) Dispositions of Investments in Permitted Joint Ventures to the extent required by, or made pursuant to, buy/sell arrangements with Joint Venture Partners set forth in the relevant Joint Venture arrangement, stockholders agreement or similar agreement; provided that the cash proceeds thereof shall be applied, to the extent required by Section 2.08(d), in accordance therewith;

(l) (i) any expiration of any option agreement in respect of real or personal property and (ii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims in the ordinary course of business, in each case, which do not materially interfere with the business of any Loan Party; and

(m) Dispositions by any Restricted Party of Equity Interests of, or sales of Indebtedness or other securities of, Unrestricted Subsidiaries; provided that the cash proceeds thereof shall be applied, to the extent required by Section 2.08(d), in accordance therewith.

SECTION 6.05. Investments, Loans, Advances, Guarantees and Acquisitions. Intermediate Holdings and the Borrower will not, and will not permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with, or as a Division Successor pursuant to the Division of, any Person that was not a wholly owned Subsidiary prior to such merger or Division) any Investment, except:

(a) Permitted Investments and Investments in cash;

(b) investments by any Restricted Party existing on the date hereof in the capital stock of Restricted Subsidiaries and Investments made after the Effective Date in any Guarantor Subsidiaries;

(c) loans or advances made by any Restricted Subsidiary to Intermediate Holdings or any Restricted Subsidiary;

(d) Guarantees constituting Indebtedness permitted by Section 6.01(d);

(e) Permitted Acquisitions;

(f) Investments (i) in any Equity Interests received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) in the form of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Restricted Parties;

(g) intercompany loans to the extent permitted under Section 6.01;

(h) Consolidated Capital Expenditures permitted by Section 6.11(d);

(i) loans and advances to employees of Intermediate Holdings and its Restricted Subsidiaries (i) made in the ordinary course of business and described on Schedule 6.05(i), and (ii) any refinancings of such loans after the Effective Date in an aggregate amount not to exceed $500,000 outstanding at any time to any single employee and $2,000,000 in the aggregate outstanding at any time during the term of this Agreement;

(j) Investments described on Schedule 6.05(j);

(k) Investments in Restricted Subsidiaries;

(l) Investments consisting of the formation of Subsidiaries; provided, that (i) any such Subsidiary becomes a Guarantor Subsidiary in accordance with and to the extent required under Section 5.10, and (ii) any such Subsidiary which does not become a Guarantor Subsidiary shall be required to comply with Section 6.05(k) above or Section 6.05(q) below (as applicable);

(m) to the extent constituting Investments, the establishment of Permitted New Venues;

(n) Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing or other similar arrangements with other Persons that are not otherwise prohibited hereunder and which do not interfere in any material respect with the ordinary conduct of the business of Intermediate Holdings and its Restricted Subsidiaries;

(o) to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property in each case in the ordinary course of business;

(p) other Investments which are not otherwise permitted by another subsection of this Section 6.05 in an aggregate amount not to exceed at any time $1,000,000 plus an aggregate amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by Intermediate Holdings or any of its Restricted Subsidiaries in Cash in respect of any such Investment;

(q) Investments in Permitted Joint Ventures; provided that (i) the Investment Expenditures during any Annual Measurement Period shall not exceed the Investment Annual Total Limit, (ii) if any Investment pursuant to this Section 6.05(q) is made in any Joint Venture that was not a Restricted Subsidiary on the date on which such Investment was made but becomes a Restricted Subsidiary thereafter by complying with Section 5.10, then such Investment may, at the option of the Borrower upon written notice to the Agent, upon such Joint Venture becoming a Restricted Subsidiary and so long as such Joint Venture remains a Restricted Subsidiary, be deemed to have been made pursuant to Section 6.05(b) or Section 6.05(k) (to the extent applicable and permitted thereby) and not in reliance on this Section 6.05(q) and (iii) during the Financial Covenant Related Suspension Period, any Investment pursuant to this Section 6.05(q) shall solely be comprised of (A) proceeds from a concurrent capital contribution to, or issuance of Permitted Equity of, Intermediate Holdings or (B) Equity Interests issued by any direct or indirect parent company of Intermediate Holdings;

(r) Investments in Unrestricted Subsidiaries; provided that (1) during the Financial Covenant Related Suspension Period, the Borrower shall not be permitted to make Investments in Unrestricted Subsidiaries pursuant to this Section 6.05(r) without the prior written consent of the Administrative Agent (at the direction of the Required Lenders) and (2) the aggregate amount of all Investments made pursuant to this clause (r) during any Annual Measurement Period shall not exceed the sum of (i) the Investment Unrestricted

Annual Limit, plus (ii) the Investment Unrestricted Carryover Amount, if any, for such Annual Measurement Period (it being agreed that any Investments made pursuant to this clause (r) during such Annual Measurement Period shall be deemed to be applied first to the Investment Unrestricted Annual Limit for such Annual Measurement Period and second to any Investment Unrestricted Carryover Amount), plus (iii) an aggregate amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Restricted Parties in cash in respect of any such Investment; provided, that if any Investment pursuant to this Section 6.05(r) is made in any Unrestricted Subsidiary that was not a Restricted Subsidiary on the date on which such Investment was made but becomes a Restricted Subsidiary thereafter by complying with Section 5.10, then such Investment may, at the option of the Borrower upon written notice to the Agent, upon such Unrestricted Subsidiary becoming a Restricted Subsidiary and so long as such Unrestricted Subsidiary remains a Restricted Subsidiary, be deemed to have been made pursuant to Section 6.05(b) or Section 6.05(k) (to the extent applicable and permitted thereby) and not in reliance on this Section 6.05(r); and

(s) Investments in LC Collateral Notes in an aggregate principal amount not to exceed, at any time, the difference between (i) the Issuing Bank Sublimit minus (ii) the sum of the LC Exposure at such time and the outstanding amount of LC Cash Collateral at such time.

SECTION 6.06. Swap Agreements. Intermediate Holdings and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any Swap Agreement for speculative purposes; provided, that, for the avoidance of doubt, Intermediate Holdings and the Restricted Subsidiaries may, but are not obligated to, enter into Swap Agreements in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Intermediate Holdings or any Restricted Subsidiary.

SECTION 6.07. Restricted Payments. Intermediate Holdings and the Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) Intermediate Holdings and the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock;

(b) Restricted Subsidiaries of the Borrower may declare and pay dividends ratably with respect to their Equity Interests;

(c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries;

(d) the Restricted Subsidiaries may make Restricted Payments to Intermediate Holdings to permit Intermediate Holdings to make any Restricted Payment otherwise permitted under this Section 6.07 at such time, so long as Intermediate Holdings promptly applies the amount of any such Restricted Payment for such purpose;

(e) Intermediate Holdings may make Permitted Tax Payments when due;

(f) Intermediate Holdings may make Permitted Equity Issuances;

(g) (i) any Restricted Party may make Restricted Payments to any other Loan Party (other than to Intermediate Holdings), (ii) any Restricted Foreign Subsidiary may make Restricted Payments to any other Restricted Foreign Subsidiary and (iii) any Joint Venture may make Restricted Payments to each other owner of Equity Interests of such Joint Venture on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Restricted Subsidiary) based on their relative ownership interests; and

(h) other Restricted Payments (including scheduled payments of cash interest when due (at the non-default rate) in respect of any Subordinated Indebtedness permitted to be incurred under Section 6.01(u) to the extent permitted by the applicable subordination agreement entered into between the Agent and the holder of such Indebtedness); provided, that, in each case, (i) no Event of Default shall have occurred and be continuing or would result therefrom, (ii) the Senior Leverage Ratio shall be at least 0.50:1.00 less than the then in effect Senior Leverage Multiple (without giving effect to the Financial Covenant Suspension Period), both before and after giving pro forma effect to such Restricted Payment, (iii) the Total Leverage Ratio shall be at least 0.50:1.00 less than the then in effect Total Leverage Multiple (without giving effect to the Financial Covenant Suspension Period), both before and after giving pro forma effect to such Restricted Payment and (iv) the Fixed Charge Coverage Ratio shall not be less than the then in effect Fixed Charge Coverage Multiple (without giving effect to the Financial Covenant Suspension Period), both before and after giving pro forma effect to such Restricted Payment.

SECTION 6.08. Transactions with Affiliates. Intermediate Holdings and the Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to Intermediate Holdings or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and (b) any Restricted Payment permitted by Section 6.07; provided, that the foregoing restrictions shall not apply to (i) any transaction between the Borrower and any Subsidiary thereof or any other transaction between or among the Borrower or any of its Subsidiaries (or an entity that becomes a Subsidiary as a result of such transaction) to the extent expressly permitted or not prohibited by this Agreement; (ii) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Intermediate Holdings and its Restricted Subsidiaries; (iii) compensation arrangements for officers and other employees of Intermediate Holdings and its Subsidiaries entered into in the ordinary course of business; (iv) payments to MSG pursuant to the Parent Organizational Agreement to the extent otherwise permitted hereunder; (v) transactions described on Schedule 6.08; and (vi) transactions with Permitted Joint Ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business. The Borrower shall disclose in writing each material transaction with any Affiliate of Intermediate Holdings to the Agent (excluding, for the avoidance of doubt, transactions among Restricted Parties not otherwise prohibited hereunder).

SECTION 6.09. Restrictive Agreements. Intermediate Holdings and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Intermediate Holdings or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to Intermediate Holdings or any Restricted Subsidiary or to Guarantee Indebtedness of Intermediate Holdings or any Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided that such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.10. Sale and Leaseback Transactions. Intermediate Holdings and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

SECTION 6.11. Financial Covenants.

(a) Fixed Charge Coverage Ratio. Intermediate Holdings will not permit the Fixed Charge Coverage Ratio, as of the last day of each fiscal quarter ending after the Effective Date, to be less than the Fixed Charge Coverage Multiple; provided, that Intermediate Holdings shall not be required to comply with this Section 6.11(a) during the Financial Covenant Suspension Period.

(b) Senior Leverage Ratio. Intermediate Holdings will not permit the Senior Leverage Ratio, as of the last day of each fiscal quarter ending after the Effective Date, to exceed the then applicable Senior Leverage Multiple; provided, that Intermediate Holdings shall not be required to comply with this Section 6.11(b) during the Financial Covenant Suspension Period.

(c) Total Leverage Ratio. Intermediate Holdings will not permit the Total Leverage Ratio, as of the last day of each fiscal quarter ending after the Effective Date, to exceed the then applicable Total Leverage Multiple; provided, that Intermediate Holdings shall not be required to comply with this Section 6.11(c) during the Financial Covenant Suspension Period.

(d) Maximum Consolidated Capital Expenditures. Intermediate Holdings shall not, and shall not permit the Restricted Subsidiaries to, make or incur Consolidated Capital Expenditures, during any Annual Measurement Period, commencing with the Annual Measurement Period ending on the last Sunday of the calendar year ending December 31, 2019, in an aggregate amount for the Restricted Parties in excess of the sum of (1) CapEx Annual Limit for such Annual Measurement Period, plus (2) the CapEx Carryover Amount, if any, for such Annual Measurement Period; it being agreed that, for purposes of this Section 6.11(d), any Consolidated Capital Expenditures made during any Annual Measurement Period shall be deemed to be applied first to the applicable CapEx Annual Limit for such Annual Measurement Period and second to any CapEx Carryover Amount.

(e) Minimum Consolidated Liquidity. Intermediate Holdings shall not permit Consolidated Liquidity to be less than $10,000,000 at any time; provided, however, in the event that Consolidated Liquidity shall be less than $10,000,000 at any time, such occurrence shall not be deemed a breach of this Section 6.11(e) so long as (i) within five (5) Business Days of such occurrence, Consolidated Liquidity shall be greater than $10,000,000 and (ii) Consolidated Liquidity shall not have been less than $10,000,000 at any time on more than two (2) occasions in any trailing ninety (90) day period; provided, further, that in the event that Consolidated Liquidity shall be less than $10,000,000 either (x) for any period in excess of five (5) Business Days or (y) on more than two (2) occasions in any trailing ninety (90) day period, such occurrence shall not constitute an Event of Default if, within five (5) Business Days thereafter, Intermediate Holdings shall have received net cash proceeds of a capital contribution or issuance of Permitted Equity in an amount not less than the greatest amount by which Consolidated Liquidity was less than $10,000,000 at any time during the trailing ninety (90) day period.

(f) Financial Cure. Notwithstanding anything to the contrary in this Agreement (including Article VII), upon the occurrence of an Event of Default as a result of the failure of Intermediate Holdings to comply with Section 6.11(a), (b) or (c) above for any fiscal quarter, Intermediate Holdings shall have the right (the “Cure Right”) (at any time after such fiscal quarter and until the date that is 10 Business Days after the date on which financial statements for such fiscal quarter are required to be delivered pursuant to Section 5.01) to issue Permitted Equity (without giving effect to clause (f) thereof) for cash or otherwise receive cash contributions, and in each case, to the extent such cash proceeds are contributed to the capital of the Borrower (the “Cure Amount”), and upon receipt by the Borrower of such cash proceeds Section 6.11(a), (b) or (c) shall be recalculated giving effect to a pro forma increase in the amount of Consolidated Adjusted EBITDA by an amount equal to the Cure Amount (notwithstanding the absence of a related add-back in the definition of “Consolidated Adjusted EBITDA”) solely for the purpose of determining compliance with Section 6.11(a), (b) or (c) as of the end of such fiscal quarter and for applicable subsequent periods that include such fiscal quarter. If, after giving effect to the foregoing recalculation, the requirements of Section 6.11(a), (b) or (c) would be satisfied, then the requirements of Section 6.11(a), (b) or (c) shall be deemed satisfied as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.11(a), (b) or (c) that had occurred (or would have occurred) shall be deemed cured for the purposes of this Agreement. Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period there shall be at least two (2) fiscal quarters (which may, but are not required to be, consecutive) in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than four (4) times, (iii) the Cure Amount shall be no greater than the amount required for the purpose of minimally complying with Section 6.11(a), (b) or (c), (iv) upon the Agent’s receipt of a written notice that Intermediate Holdings intends to exercise the Cure Right, together with a written irrevocable commitment from one or more direct or indirect holders of Equity Interests of the Borrower to contribute the full Cure Amount necessary to cure the relevant failure to comply with Section 6.11(a), (b) or (c) (a “Notice of Intent to Cure”), until the 10th Business Day following the date on which financial statements for the fiscal quarter to which such Notice of Intent to Cure relates are required to be delivered pursuant to Section 5.01, neither the Agent (nor any sub-agent therefor) nor any Lender shall exercise any right to accelerate the Loans or terminate the Revolving Commitments, and none of the Agent (nor any sub-agent therefor) nor any Lender shall exercise any right to foreclose on or take possession of the Collateral or any other right or remedy under the Loan Documents, in each case, solely on the basis of the relevant Event of Default under Section 7.01(d) as a result of the applicable breach of Section 6.11(a), (b) or (c); it being understood and agreed that (x) there shall be no borrowings of Revolving Loans permitted or letters of credit issued or received hereunder and (y) an Event of Default under Section 7.01(d) as a result of the applicable breach of Section 6.11(a), (b) or (c) shall be deemed to have occurred and be continuing for all other purposes of this Agreement, in each case until the Cure Amount has actually been received by the Borrower, and (v) during any applicable period in which any Cure Amount is included in the calculation of Consolidated Adjusted EBITDA as a result of any exercise of the Cure Right, such Cure Amount shall be (A) counted solely as an increase to Consolidated Adjusted EBITDA (and not as a reduction of Indebtedness) for the purpose of determining compliance with Section 6.11(a), (b) or (c) and (B) disregarded for all other purposes. For the avoidance of doubt, the forgiveness of antecedent debt (whether Indebtedness, trade payables, fees or otherwise) shall not constitute a Cure Amount.

SECTION 6.12. New Venues. No Loan Party shall, nor shall it permit any Restricted Subsidiary to, enter into a new Venue Agreement, or be a party to any Venue Agreement which was entered into after the Effective Date, other than a Venue Agreement meeting the criteria set forth in the definition of a Permitted New Venue.

SECTION 6.13. Permitted Activities of Intermediate Holdings. Intermediate Holdings shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Obligations and, to the extent permitted under this Agreement, Indebtedness permitted to be incurred by Intermediate Holdings under the Parent Organizational Agreement as in effect on the Effective Date; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Security Documents to which it is a party or permitted pursuant to Section 6.02; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Equity Interests of the Borrower; (ii) performing its obligations and activities incidental thereto under applicable Laws, the Loan Documents, and to the extent not inconsistent therewith, the Parent Organizational Agreement; and (iii) making Restricted Payments and Investments to the extent permitted by this Agreement; (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Equity Interests of the Borrower; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than the Borrower or any other Subsidiary of the Borrower; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

SECTION 6.14. Amendments or Waivers of Certain Agreements. No Loan Party shall nor shall it permit any of its Restricted Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under the Parent Organizational Agreement or any “non-compete” or “non-solicit” provisions of any TAO Group Employment Agreement after the Effective Date without in each case obtaining the prior written consent of the Administrative Agent (at the direction of the Required Lenders), in each case, if such amendment, restatement, supplement or other modification or waiver would be materially adverse to the Agent or the Lenders.

SECTION 6.15. Amendments or Waivers with respect to Subordinated Indebtedness. No Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, increase the principal amount thereof, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be materially adverse to any Loan Party or Lenders.

SECTION 6.16. Deposit Accounts. Subject to Section 5.12, no Loan Party shall establish or maintain a Deposit Account (other than Excluded Accounts, the

Fifth Third Accounts or a Deposit Account outside the United States) that is not an account held with a Lender (or an Affiliate thereof) and no Loan Party will deposit proceeds in a Deposit Account (other than Excluded Accounts, the Fifth Third Accounts or a Deposit Account outside the United States) that is not an account held with a Lender (or an Affiliate thereof).

SECTION 6.17. Amendments to Organizational Agreements. No Loan Party shall, nor shall it permit any of its Restricted Parties to, amend or permit any amendments to such Restricted Party’s organizational documents in any manner which would be adverse to the interests of the Lenders.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. The occurrence of any one or more of the following events or conditions shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal on any Loan made to it hereunder or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof, at a date fixed for prepayment thereof, by acceleration thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) above) payable under this Agreement or any other Loan Document when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of Intermediate Holdings or any Subsidiary thereof in or in connection with this Agreement, any other Loan Document, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made, deemed made or furnished;

(d) Intermediate Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03 (with respect to Intermediate Holdings or the Borrower’s existence), Section 5.08 or Article VI (it being understood that (x) any breach of Section 6.11(a), (b) or (c) is subject to cure as provided in Section 6.11(f) and (y) any breach of Section 6.11(e) is subject to cure as provided in the two provisos to Section 6.11(e));

(e) Intermediate Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Agent to the Borrower (which notice will be given at the request of any Lender);

(f) Intermediate Holdings or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Intermediate Holdings or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Intermediate Holdings or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed, not bonded or not discharged for 60 days or an order or decree approving or ordering any of the foregoing shall be entered, which order or decree is not stayed;

(i) Intermediate Holdings or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Intermediate Holdings or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) Intermediate Holdings or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more final and nonappealable judgments for the payment of money involving uninsured amounts in an aggregate amount in excess of $5,000,000 shall be rendered against Intermediate Holdings, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, vacated or bonded, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Intermediate Holdings or any Restricted Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of Intermediate Holdings and its Restricted Subsidiaries in an aggregate amount exceeding $3,000,000 during the term hereof;

(m) a Change of Control shall occur; or

(n) any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations (other than unmatured contingent indemnification and expense reimbursement obligations), ceases to be in full force and effect; or Intermediate Holdings, the Borrower or any other Person contests in writing the validity or enforceability of any provision of any Loan Document; or, prior to the Commitments having expired or terminated and satisfaction in full of all Obligations (other than unmatured contingent indemnification and expense reimbursement obligations), Intermediate Holdings or the Borrower denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document.

SECTION 7.02. Remedies Upon an Event of Default. If an Event of Default occurs (other than an event with respect to Intermediate Holdings and/or the Borrower described in Sections 7.01(h) or 7.01(i)), and at any time thereafter during the continuance of such Event of Default, the Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, by notice to the Borrower, take any or all of the following actions, at the same or different times:

(a) terminate the Commitments, and thereupon the Commitments shall terminate immediately;

(b) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under any other Loan Document, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

(c) require that the Borrower provide cash collateral as required in Section 2.19(j);

(d) exercise on behalf of itself, the Lenders and the Issuing Banks all rights and remedies available to it, the Lenders and the Issuing Banks under the Loan Documents and applicable Law; and

(e) in addition to any other rights and remedies granted to the Agent and the Lenders in the Loan Documents, exercise on behalf of itself and the Lenders all rights and remedies of a secured party under the UCC or any other applicable Law. Without limiting the generality of the foregoing, the Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by Law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived by Intermediate Holdings on behalf of itself and its Restricted Subsidiaries), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Loan Party of any cash collateral arising in respect of the Collateral on such terms as the Agent deems reasonable, and/or may forthwith sell, lease, assign, give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by Law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released by Intermediate Holdings on behalf of itself and its Restricted Subsidiaries. Intermediate Holdings further agrees on behalf of itself and its Restricted Subsidiaries, at the Agent’s request in connection with the foregoing, to assemble the Collateral and make it available to the Agent at places which the Agent shall reasonably select, whether at the premises of Intermediate Holdings, the Borrower, another Loan Party or elsewhere. The Agent shall apply the net proceeds of any action taken by it pursuant to this Article VII, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Agent and the Lenders hereunder, including reasonable and documented attorneys’ fees and disbursements, to the payment in whole or in part of the obligations of the Loan Parties under the Loan Documents, in such order as the Agent may elect, and only after such application and after the payment by the Agent of any other amount required by any provision of Law, including Section 9-615(a)(3) of the UCC, need the Agent account for the surplus, if any, to any Loan Party. To the extent permitted by applicable Law, Intermediate Holdings on behalf of itself and its Restricted Subsidiaries waives all Liabilities it may acquire against the Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by Law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

If an Event of Default described in Sections 7.01(h) or 7.01(i) occurs with respect to Intermediate Holdings and/or the Borrower, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of Intermediate Holdings and the Borrower accrued hereunder and under any other Loan Document, including any break funding payment or prepayment premium, shall automatically become due and payable, and the obligation of the Borrower to cash collateralize the LC Exposure as provided in clause (c) above shall automatically become effective, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Intermediate Holdings and the Borrower.

SECTION 7.03. Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default and notice thereof to the Agent by the Borrower or the Required Lenders:

(a) all payments received on account of the Obligations shall, subject to Section 2.17, be applied by the Agent as follows:

(i) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Agent (including reasonable and documented fees and disbursements and other charges of counsel to the Agent payable under Section 9.03 and amounts pursuant to Section 2.09(b) payable to the Agent in its capacity as such);

(ii) second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal, reimbursement obligations in respect of LC Disbursements, interest and Letter of Credit fees and charges) payable to the Lenders and the Issuing Banks (including reasonable and documented fees and disbursements and other charges of counsel to the Lenders and the Issuing Banks payable under Section 9.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii) third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and charges and interest on the Loans and unreimbursed LC Disbursements, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (iii) payable to them;

(iv) fourth, (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans and unreimbursed LC Disbursements and (B) to cash collateralize that portion of LC Exposure comprising the undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Borrower pursuant to Section 2.19(j), but solely to the extent required to be cash collateralized pursuant to Section 2.19(j), ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (iv) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Banks to cash collateralize Obligations in respect of Letters of Credit, (y) subject to Section 2.19, amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this clause (iv) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Obligations, if any, in the order set forth in this Section 7.03;

(v) fifth, to the payment in full of all other Obligations (other than unmatured contingent indemnification and expense reimbursement obligations), in each case ratably among the Agent, the Lenders and the Issuing Banks based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi) finally, the balance, if any, after all Obligations (other than unmatured contingent indemnification and expense reimbursement obligations) have been paid in full, to the Borrower or as otherwise required by applicable Law; and

(b) if any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE VIII

The Agent

SECTION 8.01. Authorization and Action. (a) Each of the Lenders and each Issuing Bank hereby irrevocably appoints the entity named as Agent in the heading of this Agreement and its successors to serve as administrative agent and collateral agent under the Loan Documents, and authorizes the Agent to take such actions and to exercise such powers as are delegated to the Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

(b) Notwithstanding anything herein to the contrary, the Arrangers shall not have any duties or obligations under this Agreement or any other Loan Document (except in its capacity as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities provided for hereunder.

(c) The provisions of this Article are solely for the benefit of the Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, neither the Borrower nor any Affiliate thereof shall have any rights as a third party beneficiary of any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral, to have agreed to the provisions of this Article.

(d) The Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of, delegation to or supervision of such sub-agents.

SECTION 8.02. Administrative Agent’s Reliance, Limitation of Liability, Etc. (a) The Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) the Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion, could expose the Agent to liability or be contrary to any Loan Document or applicable Law, and (c) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Intermediate Holdings, the Borrower, any Subsidiary thereof or any other Affiliate of the Borrower that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable to any of the Lenders for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or willful misconduct. The Agent shall not be responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the Agent by the Borrower, a Lender or an Issuing Bank, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent. Notwithstanding anything herein to the contrary, the Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by the Borrower, any Lender or any Issuing Bank as a result of, any determination of any Exposure or the component amounts thereof.

(b) The Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.03. Posting of Communications. (a) The Borrower agrees that the Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Agent to be its electronic transmission system (the “Platform”).

(b) Although the Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Platform is secured through a per-deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Agent is not responsible for approving or vetting the representatives or contacts of any Lender or Issuing Bank that are added to the Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Platform and understands and assumes the risks of such distribution.

(c) THE PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE PLATFORM.

(d) Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender or Issuing Bank for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Agent may, but (except as may be required by applicable Law) shall not be obligated to, store the Communications on the Platform in accordance with the Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04. The Agent Individually. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender and Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof (including Intermediate Holdings) as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

SECTION 8.05. Successor Agent. (a) Subject to the terms of this paragraph, the Agent may resign at any time from its capacity as such. In connection with such resignation, the Agent shall give notice of its intent to resign to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, upon five Business Days’ notice to the Borrower and, so long as no Event of Default has occurred and be continuing, written approval by the Borrower (not to be unreasonably withheld or delayed, and which consent shall be deemed granted if the Borrower fails to respond within ten (10) Business Days of a request for approval or if such proposed successor is a Lender or an Affiliate of a Lender), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its intent to resign, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance by a successor of the appointment as Agent hereunder, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.

(b) The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor. Notwithstanding the foregoing, in the event no successor Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its intent to resign, the retiring Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Agent under any Security Document for the benefit of the Secured Parties, the retiring Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Agent, shall continue to hold such Collateral, in each case until such time as a successor Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Agent for the account of any Person other than the Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent and in respect of the matters referred to in the proviso under clause (i) above.

SECTION 8.06. Acknowledgment of Lenders and Issuing Banks. (a)Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Agent, any Arranger, or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Agent or the Lenders on the Effective Date.

SECTION 8.07. Collateral Matters. (a) Except with respect to the exercise of setoff rights of any Lender or Issuing Bank in accordance with Section 9.08 or with respect to a Lender’s or Issuing Bank’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Agent on behalf of the Secured Parties at such sale or other disposition.

(b) In case of the pendency of any proceeding with respect to the Borrower under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Agent (including any claim under Sections 2.09, 2.10, 2.12, 2.13, 2.14 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Agent any amount due to it, in its capacity as the Agent, under the Loan Documents (including under Section 9.03).

(c) Each Lender, each Issuing Bank and each of the other Secured Parties irrevocably authorizes the Agent and the Collateral Agent to, and the Agent, the Collateral Agent, each Lender, each Issuing Bank and each of the other Secured Parties each hereby irrevocably agrees with the Borrower to, automatically release any Lien on any Collateral and any other property granted to or held by the Agent or the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than unmatured contingent indemnification and expense reimbursement obligations), (ii) that is the subject of a Disposition or other transfer permitted under and accomplished in accordance with the terms of the Loan Documents, (iii) if approved, authorized or ratified in writing in accordance with Section 9.02(b) or (iv) to the extent that the property constituting such Collateral is owned by any Guarantor Subsidiary, upon the release of such Guarantor Subsidiary from its obligations under the Security Agreement in accordance clause (d) below. Upon request by the Borrower or the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release its interest in any Guarantor Subsidiary or particular types or items of property pursuant to this Article VIII. In each case as specified in this Article VIII, the Agent will, at the Borrower’s expense (and the Lenders and Issuing Banks hereby authorize the Agent to), execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Guarantor Subsidiary or item of Collateral from the assignment and security interest granted under the Loan Documents in accordance with the terms of the Loan Documents and this Article VIII, all without the further consent or joinder of any Lender or Issuing Bank.

(d) In addition, the Lenders and Issuing Banks hereby irrevocably agree that any Guarantor Subsidiary shall be automatically released from the guaranty under the Security Agreement upon consummation of any transaction not prohibited hereunder resulting in such Guarantor Subsidiary ceasing to constitute a Subsidiary of Intermediate Holdings or otherwise becoming an Immaterial Subsidiary.

SECTION 8.08. Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Agent, or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c) The Agent and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to the Borrower, to it at c/o Tao Group Holdings LLC, 1350 Avenue of the Americas, Suite 710, New York, NY 10019, Attention of Co-President, with a copy to (A) The Madison Square Garden Company, Two Pennsylvania Plaza, New York, NY 10121, Attention of General Counsel, and (B) Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, NY 10004, Attention of Steven J. Greene (E-mail: steven.greene@hugheshubbard.com; Facsimile No. (212) 299-6270);

(ii) if to the Agent or the Collateral Agent to JPMorgan Chase Bank, N.A., Ops 2, Floor 3, 500 Stanton Christiana Rd., Newark, DE 19713, Attention of Eugene Tull (E-mail: 12012443629@tls.ldsprod.com; Facsimile No. (302) 634-5881), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, 43rd Floor, New York, New York 10017, Attention of Thomas J. Cox (E-mail: Thomas.J.Cox@jpmorgan.com; Facsimile No. (646) 534-0696); and

(iii) if to any other Lender or any other Issuing Bank, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph.

(b) Notices and other communications to the Borrower, any Loan Party, the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. Any notices or other communications to the Agent or the Borrower may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Waivers; Amendments. (a)No failure or delay by the Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, neither the execution and delivery of this Agreement nor the making of a Loan or issuance of a Letter of Credit shall be construed as a waiver of any Default, regardless of whether the Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Sections 2.11, 2.18 and 9.02(c), none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Intermediate Holdings, the Borrower, the Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agent and the Person or Persons that are parties thereto, in each case with the consent of the Required Lenders; provided that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, (A) such amendment does not adversely affect the rights of any Lender or (B) the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, and (ii) no such agreement shall (A) waive any condition set forth in Section 3.02 without the written consent of the Required Revolving Lenders (it being understood and agreed that any amendment or waiver of, or any consent with respect to, any provision of this Agreement (other than any waiver expressly relating to Section 3.02) or any other Loan Document, including any amendment of any affirmative or negative covenant set forth herein or in any other Loan Document or any waiver of a Default or an Event of Default, shall not be deemed to be a waiver of any condition set forth in Section 3.02), (B) increase the Commitment of any Lender without the written consent of such Lender, (C) reduce the principal amount of any Loan or unreimbursed LC Disbursement or reduce the rate of interest thereon or reduce any Fees payable hereunder, without the written consent of each Lender affected thereby, (D) postpone the scheduled maturity date of any Loan or unreimbursed LC Disbursement, or any date for the payment of any interest or Fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (E) change Section 2.15(b) or 2.15(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (F) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or in the case of the definition of the term “Required Revolving Lenders” and any other provision of any Loan Document specifying the number or percentage of Revolving Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Revolving Lender), (G) release all or substantially all of the Collateral from the Liens of the Security Agreement without the written consent of each Lender (except as expressly provided in the applicable Security Document (including any such release by the Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Security Agreement), it being understood that an amendment or other modification of the type of obligations secured by the Security Agreement shall not be deemed to be a release of Collateral from the Liens of the Security Agreement), (H) amend, modify, extend or otherwise affect the rights or obligations of the Agent or the Issuing Banks without the prior written consent of the Agent or the Issuing Banks, as the case may be, (I) release Intermediate Holdings as a Guarantor or all or substantially all of the Guarantor Subsidiaries as Guarantors under the Security Agreement, in each case, without the written consent of each Lender, (J) change Section 7.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender adversely affected thereby or (K) amend or modify the provisions of Section 2.19 or any letter of credit application and any bilateral agreement between the Borrower and an Issuing Bank regarding the respective rights and obligations between the Borrower and an Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Agent and such Issuing Bank, respectively. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required (x) of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (B), (C) or (D) of clause (ii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification or (y) in the case of any amendment, waiver or other modification referred to in clause (ii) of the first proviso of this paragraph, any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification.

(c) The Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03. Expenses; Limitation of Liability; Indemnity, Etc. (a) Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent, the Collateral Agent, the Arrangers and each of their Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for any of the foregoing, in connection with the structuring, arrangement and syndication of the credit facilities provided for herein, including the preparation, execution and delivery of the Agent Fee Letter, as well as the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Agent, the Arrangers, any Issuing Bank or any Lender, including the reasonable and documented fees, charges and disbursements of any counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Limitation of Liability. To the extent permitted by applicable law (i) the Borrower and any Loan Party shall not assert, and the Borrower and each Loan Party hereby waives, any claim against the Agent, any Arranger, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent such Liabilities are (A) a result of a breach by such Lender-Related Person of the confidentiality provisions set forth in Section 9.12 or (B) determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Lender-Related Person (it being understood and agreed that all information and materials so transmitted shall continue to be subject to the terms of the confidentiality provisions set forth herein), and (ii) no party hereto (nor any of their Related Parties) shall assert, and each such party hereby waives, any Liabilities against any other party hereto and their respective Related Parties, on any theory of liability, for special, indirect, exemplary, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve the Borrower and each Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, exemplary, consequential or punitive damages asserted against such Indemnitee by a third party.

(c) Indemnity. The Borrower shall indemnify the Agent (and any sub-agent thereof), the Arrangers, each Issuing Bank, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the structuring, arrangement and the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Agent Fee Letter, this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Agent Fee Letter, this Agreement or the other Loan Documents of their obligations thereunder or the consummation of the transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or prospective Proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to the Agent Fee Letter, this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties. This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(d) Lender Reimbursement. To the extent that the Borrower fails to indefeasibly pay any amount required to be paid by it under paragraphs (a), (b) or (c) of this Section to the Agent (or any sub-agent thereof) or any Related Party of the Agent (each, an “Agent-Related Person”) (and without limiting its obligation to do so), each Lender and each Issuing Bank severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s or such Issuing Bank’s pro rata share (determined as of the time that the applicable unreimbursed expense or payment is sought) of such unpaid amount; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against an Agent-Related Person in connection with such capacity. For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Exposures and unused Commitments, in each case, at the time (or most recently outstanding and in effect).

(e) Payments. All amounts due under this Section 9.03 shall be payable not later than 30 days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), the Collateral Agent, the Lenders, Participants (only to the extent provided in paragraph (c) of this Section), the Issuing Banks, the Arrangers and, to the extent expressly contemplated hereby, the sub-agents of the Agent and the Related Parties of any of the Agent, the Arrangers, the Issuing Banks and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i)Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower; provided that no consent of the Borrower shall be required (1) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund and (2) if an Event of Default has occurred and is continuing, for any other assignment;

(B) the Agent; and

(C) each Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 unless each of the Borrower and the Agent otherwise consents; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform), together with a processing and recordation fee of $3,500; provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable Law, including Federal, State and foreign securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv) The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, as to entries pertaining to it, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon receipt by the Agent of an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform) executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Agent (such determination to be made in the sole discretion of the Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Agent that all written consents required by this Section with respect thereto (other than the consent of the Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Agent that such assignee is an Eligible Assignee.

(c) (i) Any Lender may, without the consent of or notice to the Borrower, the Agent or the Issuing Banks, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders. Intermediate Holdings and the Borrower agree that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (x) agrees to be subject to the provisions of Sections 2.15 and 2.16 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.12 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.16(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Letters of Credit or other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining any Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, the Arrangers, any Issuing Bank, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement is outstanding and unpaid (other than unmatured contingent indemnification and expense reimbursement obligations) or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14, 2.15(e), 9.03, 9.12 and 9.14 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution. (a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Agent or the Arrangers constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Agent and the Agent shall have received counterparts hereof that, when taken together, bear the signatures of all the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it (it being understood and agreed that the Agent accepts, consents and approves of transmission through electronic means any Electronic Signature that is a reproduction of an image of an actual executed signature page); provided, further, without limiting the foregoing, (i) to the extent the Agent has agreed to accept any Electronic Signature, the Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature, except to the extent such Liabilities are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Lender-Related Person (it being understood and agreed that all Electronic Signatures and materials so transmitted shall continue to be subject to the terms of the confidentiality provisions set forth herein).

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each Affiliate of any Lender or Issuing Bank, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender, by such Issuing Bank or by such an Affiliate, to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement and although such obligations of the Borrower are not yet due or are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender, each Issuing Bank and each Affiliate of any Lender or Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have. Each Lender and each Issuing Bank agrees to notify the Borrower and the Agent promptly after any such setoff and application; provided that the failure to give notice shall not affect the validity of such setoff and application.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a)This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it shall be brought, and shall be heard and determined, exclusively in such Federal (to the extent permitted by law) or New York State court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that any Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any of its properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, on a need to know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any Governmental Authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Borrower or any Subsidiary of the Borrower and its obligations, in each case, other than any Disqualified Person, (g) with the written consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent, any Issuing Bank, any Lender or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from or on behalf of the Borrower relating to Intermediate Holdings, the Borrower or any Subsidiary of the Borrower or their respective businesses, other than (i) any such information that is available to the Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower and (ii) information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Each of the Agent, the Collateral Agent, each Issuing Bank and each Lender acknowledges and agrees that (1) the Information may include material non-public information concerning the Borrower, (2) it has developed compliance procedures regarding the use of material non-public information and (3) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities laws. It is agreed that, notwithstanding the restrictions of any prior confidentiality agreement binding on the Arrangers or the Agent, such parties may disclose Information as provided in this Section 9.12.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all Fees, charges and other amounts that are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate.

SECTION 9.14. Certain Notices. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act and/or the Beneficial Ownership Regulation it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation. The Borrower shall provide such information and take such actions as are reasonably requested by the Agent or any Lender in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act and the Beneficial Ownership Regulation.

SECTION 9.15. No Fiduciary Relationship. The Borrower, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the Subsidiaries of the Borrower and their Affiliates, on the one hand, and the Agent, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agent, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agent, the Arrangers, the Lenders, the Issuing Banks or their Affiliates has any obligation to disclose any of such interests to the Borrower or any of its Affiliates.

SECTION 9.16. Non-Public Information. (a) Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrower or the Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Borrower and the Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable Law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable Law, including Federal and state securities laws.

(b) The Borrower and each Lender acknowledges that, if information furnished by the Borrower pursuant to or in connection with this Agreement is being distributed by the Agent through the Platform, (i) the Agent shall post any information that the Borrower has indicated as containing MNPI solely on that portion of the Platform designated for Private Side Lender Representatives and (ii) if the Borrower has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Agent reserves the right to post such information solely on that portion of the Platform designated for Private Side Lender Representatives. At the request of the Agent, the Borrower will identify all information provided to the Agent by or on behalf of Intermediate Holdings or the Borrower that is suitable to be made available to Public Side Lender Representatives by clearly marking the same as “PUBLIC” (it being understand and agreed that the Borrower shall not otherwise be under any obligation to mark information as “PUBLIC”), and the Agent shall be entitled to rely on any such marking by the Borrower without liability or responsibility for the independent verification thereof.

SECTION 9.17. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any party hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.18. Obligations of the Loan Parties Only. Anything herein or in any other Loan Document to the contrary notwithstanding (except as set forth in the MSGE Guarantee Agreement), the liabilities and obligations of the Loan Parties under this Agreement and the other Loan Documents, and any certificate, notice, instrument or document delivered pursuant hereto or thereto, are liabilities and obligations solely of the

Loan Parties and do not constitute a debt, liability or obligation of (and no direct recourse shall be had with respect thereto to) (a) any MSG Company, (b) any TAO Group Principal, (c) any direct or indirect shareholder, member, partner of other holder of Equity Interests of Intermediate Holdings or any MSG Company (unless such Person is a Loan Party), or (d) any officer, director, employee, agent or advisor of any Loan Party or any MSG Company.

SECTION 9.19. Acknowledgment Regarding any Supported QFCs. (a)To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(b) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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